Exhibit 10.2

EXECUTION VERSION

CONTRIBUTION AND SUBSCRIPTION AGREEMENT

by and among

CIM GROUP HOLDINGS, LLC,

CIM REAL ESTATE FINANCE TRUST, INC.,

and

CIM FINANCE HOLDINGS, LP

Dated as of June 24, 2026

TABLE OF CONTENTS

i

ii

Exhibits

Exhibit A:	Definitions
Exhibit B:	Form of New OP Limited Partnership Agreement
Exhibit C:	Form of Registration Rights Agreement
Exhibit D:	Form of Tax Receivable Agreement
Exhibit E:	Form of Existing OP Limited Partnership Agreement
Exhibit F:	Form of CMFT Articles Supplementary
Exhibit G:	Form of CMFT Bylaws
Exhibit H:	CMFT Pre-Closing Actions

Annexes

Annex A:	Earnout Definitions and Principles
Annex B:	Earnout Payment Schedule

iii

CONTRIBUTION AND SUBSCRIPTION AGREEMENT

This CONTRIBUTION AND SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of June 24, 2026 (the “Execution Date”), is made by and among CIM Group Holdings, LLC, a Delaware limited liability company (“CIM Group Holdings” or the “CIM Contributor”), CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), and CIM Finance Holdings, LP, a Delaware limited partnership and a direct, wholly-owned Subsidiary of CMFT (“New OP”). CIM Group Holdings, CMFT and New OP are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, the CIM Contributor owns one hundred percent (100%) of the issued and outstanding limited liability company interests of CIM Group Management, LLC, a Delaware limited liability company (“CIM Group Management”) and one hundred percent (100%) of the issued and outstanding limited liability company interests of CIM Group Investments, LLC, a Delaware limited liability company (“CIM Group Investments”, and together with CIM Group Management, the “Contributed Entities”);

WHEREAS, the CIM Contributor desires to (i) contribute, assign, convey, transfer and deliver to New OP all of the limited liability company interests in CIM Group Management owned by the CIM Contributor (the “CIM Group Management Interests”) and all of the limited liability company interests in CIM Group Investments owned by the CIM Contributor (the “CIM Group Investments Interests”, and together with the CIM Group Management Interests, the “Contributed Interests”) and (ii) deliver to CMFT by wire transfer, to an account designated by CMFT, immediately available funds in an aggregate amount equal to $1,000 (the “Cash Consideration”), in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (i) in consideration for the CIM Contributor’s contribution and transfer of the Contributed Interests to New OP, New OP desires to issue to the CIM Contributor, and the CIM Contributor desires to subscribe for, New OP Class A-1 LP Units and New OP Class A-2 LP Units (collectively, the “New OP Class A LP Units”), and (ii) in consideration for the CIM Contributor’s payment of the Cash Consideration to CMFT, and to further induce the CIM Contributor’s contribution which will be a direct benefit to CMFT, CMFT desires to issue to the CIM Contributor, and the CIM Contributor desires to subscribe for, shares of Special Voting Preferred Stock, par value $0.01 per share, of CMFT (“CMFT Preferred Shares”), in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately prior to the consummation of the transactions described in the foregoing recitals, the CIM Contributor will have acquired the Contributed Interests and the Specified Interests as part of a corporate reorganization (such acquisition, the “CIM Pre-Closing Actions”);

WHEREAS, immediately prior to the consummation of the transactions described in the foregoing recitals, CMFT, New OP and their respective Subsidiaries will have undertaken and consummated the actions set forth in Exhibit H upon the terms and conditions set forth therein (collectively, the “CMFT Pre-Closing Actions”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

CONTRIBUTIONS AND ISSUANCES; CLOSING

Section 1.1 Contribution of the Contributed Interests; Payment of the Cash Consideration. (a) The CIM Contributor hereby contributes, assigns, conveys, transfers and delivers the Contributed Interests to New OP, and New OP hereby accepts the Contributed Interests from the CIM Contributor, free and clear of Liens (other than transfer restrictions imposed by securities Laws or the Organizational Documents of the Contributed Entities) (such contribution, the “CIM Contribution”), (b) immediately after the consummation of the CIM Contribution, the CIM Contributor shall deliver to CMFT by wire transfer, to an account designated by CMFT, immediately available funds in an aggregate amount equal to $1,000, and (c) immediately preceding any issuance of CMFT Preferred Shares pursuant to Section 1.2(c), the CIM Contributor shall deliver to CMFT by wire transfer, to an account designated by CMFT, immediately available funds in an aggregate amount equal to the product of (i) $1,000 multiplied by (ii) the quotient of (x) the Earnout Amount divided by (y) the number of CMFT Preferred Shares issuable pursuant to Section 1.2(b) (any such consideration, the “Additional Cash Consideration”).

Section 1.2 Issuance of New OP Class A LP Units and CMFT Preferred Shares.

(a) In consideration for the contribution of the Contributed Interests:

(i) Immediately following the contribution of the Contributed Interests, New OP shall issue to the CIM Contributor 821,175,346.665 New OP Class A-1 LP Units and 86,200,726.998 New OP Class A-2 LP Units.

(ii) If and when due (pursuant to and to the extent required by Section 1.5), New OP shall issue to the CIM Contributor (A) a number of New OP Class A-1 LP Units equal to the product of the New OP Class A-1 Percentage multiplied by the Earnout Amount and (B) a number of New OP Class A-2 LP Units equal to the product of the New OP Class A-2 Percentage multiplied by the Earnout Amount.

(b) In consideration for the payment of the Cash Consideration and as inducement of the CIM Contribution, CMFT shall issue 907,376,073.663 CMFT Preferred Shares to the CIM Contributor immediately following the payment of the Cash Consideration.

(c) In consideration for the payment of the Additional Cash Consideration, CMFT shall issue to the CIM Contributor a number of CMFT Preferred Shares representing CMFT Preferred Votes equal to the Earnout Amount if and when due (pursuant to and to the extent required by Section 1.5).

Section 1.3 Time and Place of Closing. The closing of the contributions, payments and issuances described in Section 1.1, Section 1.2(a)(i) and Section 1.2(b) shall take place remotely via the exchange of documents electronically, on the date hereof, immediately following the effectiveness of this Agreement (the “Closing”). The “Closing Date” will be the date on which the Closing occurs.

Section 1.4 Closing Documents.

(a) By the CIM Contributor. At the Closing, the CIM Contributor shall deliver to CMFT each of the following:

(i) a duly executed counterpart of the New OP Limited Partnership Agreement;

(ii) a duly executed counterpart of the Registration Rights Agreement;

(iii) a duly executed counterpart of the Tax Receivable Agreement;

(iv) a certificate duly executed by the secretary (or other officer) of the CIM Contributor, certifying that attached thereto are complete copies of (A) the Organizational Documents of the CIM Contributor, and each Contributed Entity, and (B) resolutions of the sole member (or their respective equivalents) of the CIM Contributor authorizing the execution, delivery, and performance of this Agreement, the other Transaction Documents and consummation of the Transactions, and such resolutions are in full force and effect;

(v) a copy of the contribution agreement by and among the CIM Contributor and other parties thereto evidencing the consummation of the CIM Pre-Closing Actions, duly executed by the parties thereto; and

(vi) evidence of the receipt of consent from, or expiration of the applicable notice period with respect to, each of the filings, notices, reports, consents, registrations, approvals, permits and authorizations made under the HSR Act and FINRA Rule 1017 in connection with this Agreement, the other Transaction Documents and the consummation of the Transactions.

(b) By New OP. At the Closing, New OP shall deliver to the CIM Contributor:

(i) a certificate, dated as of the Closing Date and in the form specified by Section 2.6 of the New OP Limited Partnership Agreement, certifying the number of New OP Class A LP Units to be issued to the CIM Contributor; and

(ii) a fully executed copy of the Existing OP Limited Partnership Agreement.

(c) By CMFT. At the Closing, CMFT shall deliver to the CIM Contributor:

(i) a certificate, dated as of the Closing Date and signed by an authorized officer of CMFT, certifying the number of CMFT Preferred Shares to be issued to it at the Closing and that attached thereto are true, correct and complete copies of the items referred to in clauses (iii) through (iv) below;

(ii) a copy, certified by the State Department of Assessments and Taxation of Maryland (the “Department”) of the Charter, including the CMFT Articles of Amendment and the Articles Supplementary;

(iii) a copy of the CMFT Bylaws, as amended as of the Closing Date;

(iv) a resolution duly adopted by the board of directors of CMFT (the “CMFT Board”) providing for the termination of its status as a REIT under the Code;

(v) a duly executed counterpart of the New OP Limited Partnership Agreement;

(vi) a duly executed counterpart of the Registration Rights Agreement; and

(vii) a duly executed counterpart of the Tax Receivable Agreement.

Section 1.5 Earnout Payments. Subject to the terms and conditions in this Section 1.5, New OP and CMFT shall make the issuances determined pursuant to this Section 1.5 as additional consideration for the contribution of the Contributed Interests and payment of the Cash Consideration, if and to the extent that the conditions set forth in Section 1.5(a) are achieved, and such New OP Class A LP Units and CMFT Preferred Shares issuable as part of the Earnout Amount will be issued to the CIM Contributor pursuant to the procedures described in Section 1.5(b) below.

(a) Calculation of Earnout Amount; Earnout Period Covenants.

(i) If, during the Earnout Period, CMFT, New OP and their respective Subsidiaries have achieved Fee-Related Revenues in an amount within any of the ranges described in Annex B hereto (the “Earnout Payment Schedule”), then, on the Earnout Amount Payment Date, New OP shall issue a number of New OP Class A LP Units, and CMFT shall issue an equivalent number of CMFT Preferred Shares, to the CIM Contributor equal to the amount corresponding to such Fee-Related Revenues amount in the Earnout Payment Schedule. The aggregate amount of New OP Class A LP Units due to the CIM Contributor pursuant to this Section 1.5(a), which shall also equal the number of CMFT Preferred Votes associated with the CMFT Preferred Shares due to the CIM Contributor pursuant to this Section 1.5(a), shall be the “Earnout Amount” for all purposes of this Agreement.

(ii) The Fee-Related Revenues and the Earnout Amount shall be calculated in accordance with this Agreement, including the Earnout Definitions and Principles and the Fee-Related Revenues Calculation, and shall be determined using the same accounting principles, practices, procedures, policies and methods, and with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, in each case as employed in the preparation of the Fee-Related Revenues Calculation. From the Closing until the final determination of the Earnout Statement and payment of the Earnout Amount (if any), (A) CMFT shall provide the CIM Contributor and its Representatives with reasonable access during business hours to the personnel, properties, books and records of CMFT, New OP and their respective Subsidiaries and to any other information reasonably requested, in each case, for purposes of the CIM Contributor’s review of the Earnout Statement and determination of the Earnout Amount, and (B) none of CMFT, New OP nor any of their respective Subsidiaries shall take any action (or fail to take any action) that (1) is specifically intended to, (2) has the primary purpose to, or (3) except to the extent such action is taken in the ordinary course of business or is otherwise motivated by bona fide business considerations, would be reasonably expected to, in each case of clauses (1) through (3), frustrate or prevent the achievement of the Earnout Target or reduce or avoid payment of the Earnout Amount.

(b) Earnout Statement; Earnout Payment Procedures.

(i) On or prior to the Earnout Statement Deadline, CMFT shall prepare, or cause to be prepared, and deliver to the CIM Contributor a statement (the “Earnout Statement”) setting forth in writing CMFT’s (A) good faith calculation of the Fee-Related Revenues during the Earnout Period (expressed as a dollar amount and as a percentage of the Earnout Target) and (B) the Earnout Amount (if any) resulting therefrom expressed as the relevant percentage of the Outstanding New OP LP Unit Count set forth on the Earnout Payment Schedule, and such statement shall have been prepared in accordance with the terms of this Agreement, including the definitions, adjustment and calculation principles attached hereto as Annex A (the “Earnout Definitions and Principles”) and the Fee-Related Revenues calculation provided by the CIM Contributor to CMFT prior to the date hereof (the “Fee-Related Revenues Calculation”) and previously reviewed by the CMFT Independent Directors who may, at CMFT’s expense, retain and consult with such financial, legal, and other advisors as the CMFT Independent Directors may deem necessary or appropriate in connection with such review.

(ii) Within twenty (20) days after the Earnout Statement is delivered to the CIM Contributor, the CIM Contributor shall review and respond to the Earnout Statement by delivering written notice to CMFT, indicating either that such Earnout Statement shall be final and binding for purposes of this Section 1.5(b) or specifying the scope of its disagreement with the information contained in the Earnout Statement. If the CIM Contributor objects to the calculation of the Fee-Related Revenues included in the determination of the Earnout Amount (such written notice, the “Earnout Statement Objection”), then the Earnout Statement Objection shall set forth a description of the basis of such objection and the adjustments to the calculation of the Fee-Related Revenues or Earnout Amount, as applicable, that the CIM Contributor believes should be made. The CIM Contributor may dispute items reflected in the Earnout Statement on the basis that (A) they were not prepared in accordance with the requirements set forth in this Agreement (including the exhibits, annexes and schedules hereto), (B) the Earnout Statement or any amounts set forth therein contain mathematical errors, or (C) the Earnout Statement or any amounts set forth therein were derived from the misapplication of the Earnout Definitions and Principles or failure to apply the Earnout Definitions and Principles in a consistent manner or in a manner inconsistent with the Fee-Related Revenues Calculation.

(iii) If no Earnout Statement Objection is delivered to CMFT pursuant to Section 1.5(b)(ii) above within such twenty (20) day period, then the CIM Contributor shall be deemed to have accepted the Earnout Statement, and the Earnout Statement, together with the calculations of Fee-Related Revenues and the Earnout Amount set forth therein, shall be deemed to be final and binding for all purposes of this Agreement. If an Earnout Statement Objection is delivered to CMFT pursuant to Section 1.5(b)(ii) above, then CMFT and the CIM Contributor shall promptly attempt in good faith to resolve any dispute or disagreement relating to the Fee-Related Revenues or Earnout Amount, as applicable (an “Earnout Statement Dispute”).

(iv) If CMFT and the CIM Contributor are able to resolve every item in an Earnout Statement Dispute within twenty (20) days after the delivery of the Earnout Statement Objection to CMFT, then CMFT and the CIM Contributor shall mutually agree on a revised Earnout Statement reflecting such agreement, and such revised Earnout Statement, together with the calculations of Fee-Related Revenues and the Earnout Amount set forth therein, shall be deemed to be final and binding for all purposes of this Agreement. If CMFT and the CIM Contributor are unable to resolve every item in an Earnout Statement Dispute within twenty (20) days after the delivery of the Earnout Statement Objection to CMFT, then the CIM Contributor may within twenty (20) days of the expiration of such twenty (20)-day period elect by delivering written notice to CMFT (such written notice, the “Neutral Accountant Election”) to have unresolved items in such Earnout Statement Dispute resolved by the Neutral Accountant, who shall, acting as an expert and not as an arbitrator, determine on the basis of the criteria set forth in this Section 1.5(b)(iv), and only with respect to the accounting-related differences submitted to the Neutral Accountant by the CIM Contributor (and not by independent review), whether and to what extent, if any, the Fee-Related Revenues or Earnout Amount, as applicable, as derived from the Earnout Statement, requires adjustment. In connection with the engagement of the Neutral Accountant, each Party shall promptly execute engagement letters and supply such other documents and information as the Neutral Accountant reasonably requires; provided, however, that no Party shall be obligated to make any working papers available to the Neutral Accountant unless and until the Neutral Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such Party. The CIM Contributor and CMFT shall each use commercially reasonable efforts to select and engage the Neutral Accountant within twenty (20) days of the delivery of the Neutral Accountant Election and shall provide the Neutral Accountant, within ten (10) days of its selection and engagement, with a definitive statement of their respective positions with respect to each unresolved objection and disagreement. CMFT shall provide the Neutral Accountant with access to the books and records of CMFT and New OP and their respective Subsidiaries related to the calculation of the Fee-Related Revenues and the Earnout Amount. The Neutral Accountant shall be instructed to render its determination with respect to the Earnout Statement Dispute as soon as practicable after such submission (which the Parties agree shall not be later than 30 days following the formal engagement of the Neutral Accountant, or such other date as mutually agreed by the CIM Contributor and CMFT). In resolving an Earnout Statement Dispute, the Neutral Accountant shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as presented to the Neutral Accountant pursuant to this Agreement. The Earnout Statement (including the calculations of Fee-Related Revenues and the Earnout Amount set forth therein), as each may be adjusted by the Neutral Accountant’s resolution of an Earnout Statement Dispute, shall be deemed to be final and binding for all purposes of this Agreement and shall be non-appealable by the Parties, absent fraud or manifest error. The fees and expenses of the Neutral Accountant in connection with the services provided pursuant to this Section 1.5(b)(iv) shall be allocated among CMFT and the CIM Contributor such that CMFT, on the one hand, and the CIM Contributor, on the other hand, pays an amount equal to the product of (A) the total amount of such fees and expenses multiplied by (B) a fraction, (I) the numerator of which is (x) in the case of the CIM Contributor, the portion of the total increase to the Earnout Amount requested by the CIM Contributor that is not awarded to the CIM Contributor and (y) in the case of CMFT, the portion of the total increase to the Earnout Amount requested by the CIM Contributor that is awarded to the CIM Contributor and (II) the denominator of which is the total increase to the Earnout Amount requested by the CIM Contributor.

(v) No later than five (5) Business Days after the date on which the Earnout Statement becomes final and binding pursuant to Section 1.5(b)(iii) or Section 1.5(b)(iv), the Parties shall promptly calculate the final Earnout Amount based on the actual Outstanding New OP LP Unit Count (but otherwise in accordance with the final and binding Earnout Statement) and:

(A) New OP shall issue to the CIM Contributor (x) a number of New OP Class A-1 LP Units equal to the product of the New OP Class A-1 Percentage multiplied by the Earnout Amount, and (y) a number of New OP Class A-2 LP Units equal to the product of the New OP Class A-2 Percentage multiplied by the Earnout Amount; and

(B) CMFT shall issue to the CIM Contributor a number of CMFT Preferred Shares representing CMFT Preferred Votes equal to the Earnout Amount.

The date on which the Earnout Amount issuance is actually made pursuant to this Section 1.5(b) shall be referred to herein as the “Earnout Amount Payment Date”.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE CIM CONTRIBUTOR

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to CMFT by the CIM Contributor on or prior to the Execution Date (the “CIM Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the CIM Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face), the CIM Contributor hereby represents and warrants to CMFT as of the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 2.1 Organization, Good Standing and Qualification.

(a) The CIM Contributor and the Contributed Entities each (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite limited liability company power, corporate power or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of clause (c), as would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole, the Subsidiaries of the Contributed Entities each (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite limited liability company power, corporate power or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

Section 2.2 Authority; Approval. The CIM Contributor has all requisite limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party. This Agreement has been, and each of the other Transaction Documents to which the CIM Contributor is a party will be at the Closing, duly executed and delivered by the CIM Contributor and, when executed and delivered by CMFT, New OP and the other parties hereto and thereto, will constitute a valid and binding agreement of the CIM Contributor, enforceable against the CIM Contributor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Section 2.3 Ownership of Interests; Capitalization.

(a) The CIM Contributor is the sole record and beneficial owner of the Contributed Interests as of immediately prior to the Closing. The CIM Contributor has good and valid title to the Contributed Interests owned by it, free and clear of all Liens (other than transfer restrictions imposed by securities Laws or the Organizational Documents of the Contributed Entities) as of immediately prior to the Closing, and upon delivery by the CIM Contributor of the Contributed Interests to New OP at the Closing, good and valid title to all of the Contributed Interests will pass to New OP.

(b) Section 2.3(b) of the CIM Disclosure Letter sets forth a true, correct and complete listing of the percentage ownership of the Contributed Interests held by the CIM Contributor as of immediately prior to the Closing. As of the Closing Date, except for the Contributed Interests, there are no other limited liability company interests or other equity interests of the Contributed Entities issued and outstanding. All outstanding equity interests in the Subsidiaries of the Contributed Entities have been duly authorized and are validly issued, fully paid and nonassessable. Each outstanding equity interest of the Subsidiaries of the Contributed Entities is held, directly or indirectly, by the CIM Contributor, and upon delivery of the Contributed Interests to New OP, New OP will hold, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of the Contributed Entities.

(c) There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which the CIM Contributor, the Contributed Entities or any of their respective Subsidiaries is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Contributed Interests or other securities of the Contributed Entities or any of their respective Subsidiaries or any securities or obligations exercisable or exchangeable for, or convertible into, any securities of the Contributed Entities or any of their respective Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and the Organizational Documents of the CIM Contributor and its Subsidiaries, the CIM Contributor, the Contributed Entities and their respective Subsidiaries are not parties to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the Contributed Interests or other equity securities of the Contributed Entities or any of their respective Subsidiaries.

Section 2.4 Governmental Filings; No Violations.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act and FINRA Rule 1017, no notices, reports or other filings are required to be made by the CIM Contributor, the Contributed Entities or any of their respective Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the CIM Contributor, the Contributed Entities or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by the CIM Contributor and the consummation of the Transactions, except those that the failure to make or obtain would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole.

(b) The execution, delivery and performance by the CIM Contributor of this Agreement and the other Transaction Documents to which the CIM Contributor is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of the CIM Contributor, the Contributed Entities or any of their respective Subsidiaries under any provision of (i) the Organizational Documents of the CIM Contributor, the Contributed Entities or any of their respective Subsidiaries, (ii) any Contract binding upon the CIM Contributor, the Contributed Entities or any of their respective Subsidiaries or (iii) assuming (solely with respect to performance of this Agreement and the other Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 2.4(a), any Law to which the CIM Contributor, the Contributed Entities or any of their respective Subsidiaries is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole.

Section 2.5 Financial Statements.

(a) Set forth in Section 2.5(a) of the CIM Disclosure Letter are true, correct and complete copies of the following financial statements (with respect to each Contributed Entity, “Financial Statements”): (i) the audited balance sheets of each Contributed Entity and such Contributed Entity’s consolidated Subsidiaries as of December 31, 2023, December 31, 2024 and December 31, 2025, and the related audited consolidated statements of income (loss) for each of the twelve (12) month periods then ended; and (ii) the unaudited consolidated balance sheets of each Contributed Entity and such Contributed Entity’s consolidated Subsidiaries as of March 31, 2026 (with respect to each Contributed Entity, the “Interim Balance Sheet”), and the related unaudited consolidated statements of income (loss) for the three (3) month period then ended (the “Interim Income Statement”, and together with the Interim Balance Sheet, the “Interim Financial Statements”).

(b) The consolidated balance sheets and consolidated statements of income (loss) included in the Financial Statements of each Contributed Entity (including any related notes and schedules thereto) fairly present in all material respects the financial condition and results of operations, as applicable, of such Contributed Entity and its consolidated Subsidiaries as of the dates or for the periods set forth therein, in each case in accordance with GAAP, consistently applied during the periods involved, except as may be noted therein and, in the case of the Interim Financial Statements, subject to the absence of footnote disclosure and normal year-end adjustments.

(c) Each Contributed Entity maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, except as would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole.

(d) Since December 31, 2023, no Contributed Entity has identified any material weakness or significant deficiency in the design or operation of its internal controls over financial reporting that would reasonably be expected to materially and adversely affect the ability of such Contributed Entity to record, process, summarize and report financial information for inclusion in the Financial Statements of such Contributed Entity. Since December 31, 2023, no fraud, whether or not material, has occurred that involves any member of management or any employee who has a significant role in the internal controls or financial reporting of any Contributed Entity. Since December 31, 2023, no Contributed Entity has received any material written complaint, allegation, assertion or claim regarding accounting, internal accounting controls, internal controls over financial reporting or auditing matters, except as would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole.

Section 2.6 Absence of Certain Changes. Since December 31, 2025, the Contributed Entities and their respective Subsidiaries have conducted their respective businesses in the ordinary course of such businesses, consistent with past practices in all material respects (other than in connection with the CIM Pre-Closing Actions, the CMFT Pre-Closing Actions or the Transactions), except as would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole.

Section 2.7 No Undisclosed Liabilities. No Contributed Entity nor any of such Contributed Entity’s Subsidiaries has any obligations or liabilities (whether accrued, absolute, contingent, unknown or otherwise) required under GAAP to be reflected or reserved against in the consolidated balance sheet of such Contributed Entity that would reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole, other than liabilities that (a) have been adequately reserved against or reflected in the Financial Statements of such Contributed Entity, (b) were incurred since March 31, 2026 in the ordinary course of business consistent with past practice, (c) have been incurred pursuant to the Transaction Documents or in connection with the Transactions or (d) have been incurred in the performance of obligations under Contracts to which such Contributed Entity or any of its Subsidiaries is a party in a manner and amount consistent with past practice (but not liabilities incurred as a result of breaches of any such Contract or violations of applicable Law).

Section 2.8 Affiliate Transactions. Except as set forth on Section 2.8 of the CIM Disclosure Letter or as would otherwise not be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act and the Exchange Act, (a) no Affiliate of the CIM Contributor (other than the Contributed Entities and their respective Subsidiaries) is a party to any Contract, transaction, arrangement or understanding with the Contributed Entities or any of their respective Subsidiaries, other than (i) employment, compensation, benefit or indemnification arrangements entered into in the ordinary course of business, (ii) ordinary course reimbursement of business expenses and (iii) ownership of equity securities of the Contributed Entities and (b) no Affiliate of the CIM Contributor (other than the Contributed Entities and their respective Subsidiaries) (i) owns, leases, licenses or otherwise has any interest in any property or asset used by the Contributed Entities or any of their respective Subsidiaries, (ii) is indebted to the Contributed Entities or any of their respective Subsidiaries, or has any claim or right against the Contributed Entities or any of their respective Subsidiaries, other than for compensation or expense reimbursement in the ordinary course of business or as otherwise provided for in any contract, (iii) has any interest in any material customer, supplier, vendor, lessor, lessee, licensor, licensee or competitor of the Contributed Entities or any of their respective Subsidiaries or (iv) provides or receives any material services, products or other benefits to or from the Contributed Entities or any of their respective Subsidiaries.

Section 2.9 Litigation.

(a) As of the Closing Date, there are no Actions pending or threatened in writing against the CIM Contributor, the Contributed Entities or any of their respective Subsidiaries (and no Governmental Entity has indicated an intention to initiate an Action) that would reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole.

(b) As of the Closing Date, none of the CIM Contributor, the Contributed Entities nor any of their respective Subsidiaries is a party to or subject to any Order which would reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole.

Section 2.10 Compliance with Laws. Since December 31, 2023, the businesses of the Contributed Entities and their respective Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole. The Contributed Entities and their respective Subsidiaries have not received any written communication alleging any noncompliance with any such Laws that has not been cured as of the Closing Date, except as would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole. Each of the Contributed Entities and their respective Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except where the absence thereof would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole.

Section 2.11 Brokers and Finders. No Contributed Entity nor any Subsidiary of any Contributed Entity has engaged any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.

Section 2.12 Investor Status. As of the Closing Date and the Earnout Amount Payment Date (if any), the CIM Contributor has had an opportunity to discuss the business, management and financial affairs of New OP and CMFT and the terms and conditions of the New OP Class A LP Units and CMFT Preferred Shares issuable to the CIM Contributor hereunder on such date with management of New OP and CMFT. As of the Closing Date and the Earnout Amount Payment Date (if any), the CIM Contributor is acquiring the New OP Class A LP Units and the CMFT Preferred Shares issuable to the CIM Contributor hereunder on such date for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities Laws. As of the Closing Date and the Earnout Amount Payment Date (if any), the CIM Contributor understands that the New OP Class A LP Units and CMFT Preferred Shares issuable to the CIM Contributor hereunder on such date have not been and will not be (as applicable) registered under the Securities Act or any applicable state securities Laws and are being issued or will be issued (as applicable) in reliance upon an exemption from such registration requirements. As of the Closing Date and the Earnout Amount Payment Date (if any), the CIM Contributor understands that the New OP Class A LP Units and CMFT Preferred Shares issuable to the CIM Contributor hereunder, in each case, on such date constitute “restricted securities” under applicable federal securities Laws and may not be offered, sold, assigned, pledged, transferred or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and applicable state securities Laws or pursuant to an available exemption from, or in a transaction not subject to, such registration requirements. As of the Closing Date and the Earnout Amount Payment Date (if any), the CIM Contributor understands that no public market now exists for the New OP Class A LP Units or the CMFT Preferred Shares issuable to the CIM Contributor hereunder on such date, and that neither New OP nor CMFT has made any assurance that a public market will ever exist for the New OP Class A LP Units or the CMFT Preferred Shares issuable to the CIM Contributor hereunder on such date. As of the Closing Date, as of the Earnout Amount Payment Date (if any), the CIM Contributor is and will be an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

Section 2.13 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole:

(a) Each of the Contributed Entities has duly and timely filed all income and other Tax Returns that it was required to file under applicable Laws, and all such Tax Returns were true, correct and complete. All Taxes due and owing by each of the Contributed Entities (whether or not shown on any Tax Return) have been timely paid in full, except for Taxes that are being contested in good faith by appropriate procedures and for which adequate accruals or reserves have been established in accordance with GAAP.

(b) There are no Liens for Taxes on the Contributed Interests or the assets of the Contributed Entities other than Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate procedures and for which adequate accruals or reserves have been established in accordance with GAAP.

(c) No claim has ever been made by a Tax authority in a jurisdiction where any of the Contributed Entities does not file Tax Returns or pay Taxes that any of the Contributed Entities is or may be subject to taxation by that jurisdiction.

(d) No Tax audits or administrative or judicial Tax proceedings are pending, being conducted or threatened in writing with regard to any Tax or Tax Returns of the Contributed Entities.

(e) Neither of the Contributed Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Contributed Entities will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount or any other income eligible for deferral under the Code or Regulations promulgated thereunder that is received on or prior to the Closing Date.

(g) None of the Contributed Entities, including any of their respective Subsidiaries, has participated in a “listed transaction” as defined in Regulations Section 1.6011-4(b)(2) (or similar provisions of applicable state or local income tax law).

(h) None of the Contributed Entities, including any of their Subsidiaries, is a party to or bound by, or has any obligation under, any tax allocation, indemnity, sharing or protection agreement or similar contract or has any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing (other than any commercial agreement entered into in the ordinary course of business, the principal purposes of which are not related to Taxes).

(i) Neither the CIM Contributor nor any of its Subsidiaries or Affiliates has entered into, amended, accelerated, increased, waived any condition with respect to, or otherwise modified any compensatory or equity-based arrangement, transaction bonus, retention arrangement, management agreement, exchange right, tax receivable agreement, partnership-unit arrangement or other agreement or understanding that, individually or in the aggregate, could reasonably be expected to result in an excess parachute payment within the meaning of Treasury Regulation Section 1.280G-1, Q/A 3, in connection with the issuance of the CMFT Preferred Shares or any of the related Transactions.

Section 2.14 Q2 2026 Distributions. The Contributed Entities have fully paid out any and all dividends and other distributions due to the CIM Contributor for the fiscal quarter ended June 30, 2026 in the amounts, and upon the terms, described in Section 2.14 of the CIM Disclosure Letter. The Contributed Entities have no outstanding liabilities or obligations in respect of the payment of dividends or other distributions to the CIM Contributor.

Section 2.15 CIM Pre-Closing Actions. Each of the CIM Pre-Closing Actions has been duly authorized, validly taken and consummated prior to the Closing in accordance with, and upon the terms and conditions set forth herein, except as would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole. The consummation of the CIM Pre-Closing Actions, and any and all actions taken to approve, authorize or otherwise effectuate the CIM Pre-Closing Actions, complied in all respects with applicable Law and with the Organizational Documents of the CIM Contributor, the Contributed Entities and each of their respective Subsidiaries, except as would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole. None of the CIM Contributor, the Contributed Entities, nor any of their respective Subsidiaries has incurred any Lien, commitment, restriction, liability or other obligation in connection with the CIM Pre-Closing Actions, nor will the CIM Pre-Closing Actions result in the imposition of any such Lien, commitment, restriction, liability or other obligation on any Party or any Affiliate thereof following the date of this Agreement, except, in each case, as would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole.

Section 2.16 Title to Assets. Each of the Contributed Entities and each of their respective Subsidiaries has good and valid title to (or in the case of any owned real property, good and marketable fee simple title to), or a valid leasehold interest in, all property and assets reflected on the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since March 31, 2026 or except as otherwise would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole. All such properties and assets (including leasehold interests) are free and clear of Liens except for the following: (a) Liens set forth on Section 2.16 of the CIM Disclosure Letter, (b) Liens for Taxes not yet due and payable or being contested in good faith in the ordinary course of business consistent with past practices, (c) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not material to the Contributed Entities and their respective Subsidiaries, taken as a whole, (d) easements, rights of way, zoning ordinances and other similar Liens affecting real property which are not material to the Contributed Entities and their respective Subsidiaries, taken as a whole or (e) Liens that would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Contributed Entities and their respective Subsidiaries, taken as a whole, such assets are sufficient for the continued conduct of the business of the Contributed Entities and their respective Subsidiaries in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Contributed Entities and their respective Subsidiaries taken as a whole as currently conducted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CMFT

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the CIM Contributor by CMFT on or prior to the Execution Date (the “CMFT Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the CMFT Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face) or in the CMFT SEC Documents (as defined below), CMFT hereby represents and warrants as of the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 3.1 Organization, Good Standing and Qualification. CMFT, New OP and their respective Subsidiaries each (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate power, limited partnership power or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification except where the failure to be so qualified or in good standing as a foreign corporation or other legal entity would not reasonably be expected to be material to CMFT, New OP and their respective subsidiaries taken as a whole.

Section 3.2 Authority; Approval.

(a) Each of CMFT and New OP (collectively, the “CMFT Entities”) has all requisite corporate or similar power and authority necessary to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which such CMFT Entity is a party and has taken all corporate, limited partnership or other similar action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which such CMFT Entity is a party. This Agreement has been, and each of the other Transaction Documents to which such CMFT Entity is a party will be at the Closing, duly executed and delivered by such CMFT Entity and, when executed and delivered by the other parties hereto and thereto, will constitute a valid and binding agreement of such CMFT Entity, enforceable against such CMFT Entity in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The CMFT Board has, at a duly convened and held meeting, unanimously approved this Agreement, the other Transaction Documents and the Transactions. No other corporate or other proceedings are necessary to authorize this Agreement, the other Transaction Documents or to consummate the Transactions. No vote of holders of CMFT Common Shares (or any other shares of capital stock, equity interests or other securities of CMFT) is necessary to approve this Agreement or the other Transaction Documents, or to approve, perform or consummate any of the Transactions. The CMFT Board has taken all necessary action required under the Organizational Documents of CMFT to ensure that (i) the CIM Contributor will not be prohibited from entering into or consummating the Transactions and (ii) the CIM Contributor and all other equity holders in CMFT will, at and following the Closing, not be subject to any restriction or limitation on the ownership or transfer of any capital stock of CMFT under the Charter, including without limitation on any capital stock of CMFT to be delivered at Closing in accordance herewith or which may in the future be delivered or deliverable upon tender and redemption of New OP Class A LP Units and any securities issued or issuable in respect thereof.

Section 3.3 Ownership of Interests; Capitalization.

(a) (i) As of immediately prior to the execution and delivery of this Agreement and continuing until the acceptance for record of the CMFT Articles of Amendment and CMFT Articles Supplementary by the Department, the authorized capital stock of CMFT consists of 490,000,000 shares of common stock, par value $0.01 per share (of which 436,884,776.208 shares are issued and outstanding), and 10,000,000 shares of preferred stock, par value $0.01 per share (of which no shares are issued and outstanding) and (ii) Section 3.3(a)(ii) of the CMFT Disclosure Letter sets forth a true, correct and complete listing of all authorized, issued and outstanding equity interests of New OP and Existing OP, together with all holders thereof as of immediately prior to the Closing. All such equity interests, together with the equity interests of the CMFT Entities’ respective Subsidiaries, have been duly authorized and are validly issued, fully paid and nonassessable. As of immediately prior to the Closing, except as set forth in the first sentence of this Section 3.3(a), there are no issued and outstanding equity interests of any CMFT Entity.

(b) (i) As of immediately prior to the Closing but after the acceptance for record of the CMFT Articles of Amendment and CMFT Articles Supplementary by the Department, the authorized capital stock of CMFT will consist of 2,000,000,000 shares of common stock, par value $0.01 per share (of which 436,884,776.208 shares will be issued and outstanding), and 1,100,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000,000 are classified and designated as CMFT Preferred Shares, (ii) as of immediately following the Closing, 907,376,073.663 CMFT Preferred Shares will be issued and outstanding, none of which will be subject to the restriction on ownership or transfer set forth on Article VI of the Charter and (iii) Section 3.3(b)(iii) of the CMFT Disclosure Letter sets forth a true, correct and complete listing of all authorized, issued and outstanding equity interests of New OP and Existing OP, together with all holders thereof as of immediately following the Closing. As of immediately following the Closing, all such equity interests, together with the equity interests of the CMFT Entities’ respective Subsidiaries, will be duly authorized and validly issued, fully paid and nonassessable. As of immediately following the Closing, except as set forth in the first sentence of this Section 3.3(b), there are no issued and outstanding equity interests of any CMFT Entity.

(c) Except as set forth in Section 3.3(c) of the CMFT Disclosure Letter, as of immediately prior to the Closing through the consummation of the Closing, each outstanding equity interest of each Subsidiary of CMFT is and will be held, directly or indirectly, by CMFT. None of CMFT, New OP nor any of their respective Subsidiaries has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with its equityholders on any matter. Except for this Agreement and the Organizational Documents of such entity, none of CMFT, New OP nor any of their respective Subsidiaries is party to any voting trust agreements, proxies or other Contracts with respect to the voting, purchase, repurchase, dividend rights, disposition or transfer of any of its equity interests. Except to the extent set forth in this Agreement and the New OP Limited Partnership Agreement, there are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which CMFT, New OP or any of their respective Subsidiaries is or may become obligated to sell, or giving any Person a right to acquire or in any way dispose of, any equity interests in CMFT, New OP or any of their respective Subsidiaries or any securities or obligations exercisable or exchangeable for, or convertible into, any securities of CMFT, New OP or any of their respective Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 3.4 Governmental Filings; No Violations.

(a) Other than (i) the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act and FINRA Rule 1017 and (ii) filing of the CMFT Articles of Amendment and CMFT Articles Supplementary with, and acceptance for record of the CMFT Articles of Amendment and CMFT Articles Supplementary by, the Department, no notices, reports or other filings are required to be made by CMFT, New OP or any of their respective Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by CMFT, New OP or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by the applicable CMFT Entities and the consummation of the Transactions, except those that the failure to make or obtain would not reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole.

(b) The execution, delivery and performance by the applicable CMFT Entities of this Agreement and the other Transaction Documents to which such CMFT Entities are parties do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of CMFT, New OP or any of their respective Subsidiaries under, any provision of (i) the Organizational Documents of CMFT, New OP or any of their respective Subsidiaries, (ii) other than as set forth in Section 3.4(b) of the CMFT Disclosure Letter, any Contract binding upon CMFT, New OP or any of their respective Subsidiaries or (iii) assuming (solely with respect to performance of this Agreement and the other Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), any Law to which CMFT, New OP or any of their respective Subsidiaries is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole.

Section 3.5 SEC Filings

(a) CMFT has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by CMFT since December 31, 2023 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “CMFT SEC Documents”).

(b) Except as set forth in Section 3.5(b) of the CMFT Disclosure Letter, no Subsidiary of CMFT is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), the CMFT SEC Documents filed or furnished prior to the date of this Agreement complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), each CMFT SEC Document filed or furnished prior to the date of this Agreement did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) Each CMFT SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, and as of the date of such amendment or supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to any of the CMFT SEC Documents, and, to the knowledge of CMFT, none of the CMFT SEC Documents are subject to ongoing SEC review.

Section 3.6 Financial Statements

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of CMFT included or incorporated by reference in the CMFT SEC Documents (or, if any such CMFT SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding CMFT SEC Document) (collectively, the “CMFT Financial Statements”) (including the related notes and schedules thereto) fairly present in all material respects the consolidated financial position of CMFT and its consolidated Subsidiaries as of the date or period set forth therein and the consolidated balance sheets, consolidated statements of income (loss), consolidated statements of stockholders’ equity (deficit) and consolidated statements of cash flows included in the CMFT Financial Statements (including any related notes and schedules thereto) fairly present in all material respects the financial condition, results of operations, changes in stockholders’ equity and cash flows of CMFT and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited consolidated interim financial statements of CMFT, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, consistently applied during the periods involved (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC).

(b) CMFT maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, except as would not reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole.

(c) CMFT has disclosed, based on its most recent evaluation of its internal accounting controls by its chief executive officer and its chief financial officer prior to the Closing Date, to CMFT’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect CMFT’s ability to record, process, summarize and report financial information for inclusion in the CMFT Financial Statements and (ii) any fraud, whether or not material, that involves any current or former employees who have (or had at the time of such filing) a significant role in CMFT’s internal controls over financial reporting. Since December 31, 2023, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by CMFT, except as would not reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole.

Section 3.7 Absence of Certain Changes. Since December 31, 2025, CMFT, New OP and their respective Subsidiaries have conducted their respective businesses in the ordinary course of such businesses, consistent with past practices in all material respects (other than in connection with the CMFT Pre-Closing Actions or the Transactions), except as would not reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole.

Section 3.8 No Undisclosed Liabilities. None of CMFT, New OP nor any of their respective Subsidiaries has any material obligations or liabilities (whether accrued, absolute, contingent, unknown or otherwise) required under GAAP to be reflected or reserved against in CMFT’s consolidated balance sheet that would reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole, other than liabilities that (a) have been adequately reserved against or reflected in the CMFT Financial Statements, (b) were incurred since December 31, 2025 in the ordinary course of business consistent with past practice, (c) have been incurred pursuant to the Transaction Documents or in connection with the Transactions or (d) have been incurred in the performance of obligations under Contracts to which CMFT or any of its Subsidiaries is a party (but not liabilities incurred as a result of breaches of any such Contract). Since the date of its formation, New OP has not engaged in any activities or incurred any expenses, fees, liabilities, or other obligations (whether accrued, absolute, contingent, unknown or otherwise), other than as expressly contemplated by the CMFT Pre-Closing Actions or the other Transaction Documents.

Section 3.9 Affiliate Transactions. Except for (a) the Management Agreement, (b) as otherwise set forth on Section 3.9 of the CMFT Disclosure Letter or (c) as would not reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole, no Affiliate of CMFT (other than CMFT, New OP and their respective Subsidiaries) (i) is a party to any Contract, transaction, arrangement or understanding with CMFT, New OP or any of their respective Subsidiaries, (ii) owns, leases, licenses or otherwise has any interest in any property or asset used by CMFT, New OP or any of their respective Subsidiaries, (iii) is indebted to CMFT or any of its Subsidiaries, or has any claim or right against CMFT, New OP or any of their respective Subsidiaries, other than for compensation or expense reimbursement in the ordinary course of business, (iv) has any interest in any material customer, supplier, vendor, lessor, lessee, licensor, licensee or competitor of CMFT, New OP or any of their respective Subsidiaries or (v) provides or receives any material services, products or other benefits to or from CMFT, New OP or any of their respective Subsidiaries.

Section 3.10 Litigation.

(a) As of the Closing Date, there are no Actions pending or threatened in writing against CMFT, New OP or any of their respective Subsidiaries (and no Governmental Entity has indicated an intention to initiate an Action) that would reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole.

(b) As of the Closing Date, none of CMFT, New OP nor any of their respective Subsidiaries is a party to or subject to any Order which would reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole.

Section 3.11 Compliance with Laws. Since December 31, 2023, the businesses of each of CMFT, New OP and their respective Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole. CMFT, New OP and their respective Subsidiaries have not received any written communication alleging any noncompliance with any such Laws that has not been cured as of the Closing Date, except as would not, individually or in the aggregate, reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole. Each of CMFT and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole.

Section 3.12 Brokers and Finders. Except as set forth on Section 3.12 of the CMFT Disclosure Letter, none of CMFT, New OP nor any of their respective Subsidiaries has engaged any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.

Section 3.13 Exemption of New OP Class A LP Units and CMFT Preferred Shares.

(a) No General Solicitation. As of the Closing Date and the Earnout Amount Payment Date (if any), none of CMFT, New OP nor any Person acting on behalf of CMFT or New OP has offered or sold any CMFT Preferred Shares or New OP Class A LP Units by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act). As of the Closing Date and the Earnout Amount Payment Date (if any), CMFT and New OP have only offered CMFT Preferred Shares and New OP Class A LP Units for issuance to the CIM Contributor. Assuming the accuracy of the representations and warranties of the CIM Contributor set forth in Section 2.12, as of the Closing Date and the Earnout Amount Payment Date (if any), none of CMFT, New OP nor any of their respective Affiliates nor any other Person acting on their behalf has, directly or indirectly, (i) made any offers or sales of any CMFT Preferred Shares or New OP Class A LP Units or (ii) solicited any offers to buy any CMFT Preferred Shares or New OP Class A LP Units, in each case, under circumstances that would adversely affect any reliance by CMFT or New OP on Section 4(a)(2) of the Securities Act or Rule 506(b) of Regulation D promulgated thereunder for an exemption from registration for the transactions contemplated hereby.

(b) No Disqualification Events. As of the Closing Date and the Earnout Amount Payment Date (if any), none of CMFT, New OP nor, after reasonable inquiry, any other Person covered by Rule 506(d) of Regulation D under the Securities Act with respect to the issuance of the CMFT Preferred Shares or the New OP Class A LP Units is subject to any disqualification event described in Rule 506(d)(1) of Regulation D under the Securities Act, except for any event covered by Rule 506(d)(2) or Rule 506(d)(3) of Regulation D under the Securities Act or disclosed in accordance with Rule 506(e) of Regulation D under the Securities Act.

Section 3.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole:

(a) Each CMFT Company Group Member has duly and timely filed all income and other Tax Returns that it was required to file under applicable Laws, and all such Tax Returns were true, correct and complete. All Taxes due and owing by each CMFT Company Group Member (whether or not shown on any Tax Return) have been timely paid in full, except for Taxes that are being contested in good faith by appropriate procedures and for which adequate accruals or reserves have been established in accordance with GAAP.

(b) There are no Liens for Taxes on the Equity Interests of any CMFT Company Group Members or the assets of the CMFT Company Group Members other than Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate procedures and for which adequate accruals or reserves have been established in accordance with GAAP.

(c) No claim has ever been made by a Tax authority in a jurisdiction where a CMFT Company Group Member does not file Tax Returns or pay Taxes that such CMFT Company Group Member is or may be subject to taxation by that jurisdiction.

(d) No Tax audits or administrative or judicial Tax proceedings are pending, being conducted or threatened in writing with regard to any Tax or Tax Returns of any CMFT Company Group Member.

(e) No CMFT Company Group Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) No CMFT Company Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount or any other income eligible for deferral under the Code or Regulations promulgated thereunder that is received on or prior to the Closing Date.

(g) No CMFT Company Group Member has distributed Equity Interests of another Person, or had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within two years of the date hereof.

(h) No CMFT Company Group Member has participated in a “listed transaction” as defined in Regulations Section 1.6011-4(b)(2) (or similar provisions of applicable state or local income tax law).

(i) No CMFT Company Group Member is a party to or bound by, or has any obligation under, any tax allocation, indemnity, sharing or protection agreement or similar contract or has any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing (other than any commercial agreement entered into in the ordinary course of business, the principal purposes of which are not related to Taxes).

(j) For each of its taxable years commencing with its taxable year ended December 31, 2012 and ending with the taxable year ended on December 31, 2025 (each such taxable year, a “REIT Year”), CMFT has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code.

(k) Prior to the Closing Date, no CMFT Company Group Member has taken or failed to take any action which action or failure to act could reasonably be expected to result in the failure of CMFT to qualify as a REIT for any REIT Year.

(l) There are no Actions pending or threatened in writing against CMFT (and no Governmental Entity has indicated an intention to initiate an Action) that would reasonably be expected to challenge the status or qualification of CMFT as a REIT for any REIT Year.

(m) Neither the issuance of the CMFT Preferred Shares nor any of the Transactions will result in any individual who is, or who could reasonably be expected to be, a “disqualified individual” within the meaning of Regulations Section 1.280G-1, Q/A-15, with respect to CMFT, New OP, Existing OP, or any corporation, partnership or other entity that is treated as affiliated therewith for purposes of Section 280G of the Code, receiving any payment or benefit that would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code. Without limiting the foregoing, no CMFT Company Group Member has entered into, amended, accelerated, increased, waived any condition with respect to, or otherwise modified any compensatory or equity-based arrangement, transaction bonus, retention arrangement, management agreement, exchange right, tax receivable agreement, partnership-unit arrangement or other agreement or understanding that, individually or in the aggregate, could reasonably be expected to result in an excess parachute payment in connection with the issuance of the CMFT Preferred Shares or any of the related Transactions.

Section 3.15 CMFT Pre-Closing Actions. Each of the CMFT Pre-Closing Actions has been duly authorized, validly taken and fully consummated prior to the Closing in accordance with, and upon the terms and conditions set forth in, Exhibit H hereto, except as would not reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole. The consummation of the CMFT Pre-Closing Actions, and any and all actions taken to approve, authorize or otherwise effectuate the CMFT Pre-Closing Actions, complied in all respects with applicable Law and with the Organizational Documents of CMFT, New OP and each of their respective Subsidiaries, except as would not reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole. Except as expressly described in Exhibit H hereto, none of CMFT, New OP nor any of their respective Subsidiaries incurred any Lien, commitment, restriction, liability or other obligation in connection with the CMFT Pre-Closing Actions, nor will the CMFT Pre-Closing Actions result in the imposition of any such Lien, commitment, restriction, liability or other obligation on any Party or any Affiliate thereof following the date of this Agreement, except as would not reasonably be expected to be material to CMFT, New OP and their respective Subsidiaries, taken as a whole. CMFT has made available to the CIM Contributor true, complete and correct copies of all documents, instruments, agreements, consents, approvals, resolutions, certificates, filings and other materials evidencing or relating to the authorization, approval and completion of the CMFT Pre-Closing Actions.

ARTICLE IV

POST-CLOSING COVENANTS

Section 4.1 Confidentiality. The terms of the confidentiality agreement, dated as of April 30, 2026 (the “Confidentiality Agreement”), by and among CMFT and CIM Group Parent, are hereby incorporated by reference, mutatis mutandis, and shall continue in full force and effect upon the terms and conditions set forth therein. Notwithstanding the termination of the Confidentiality Agreement upon its terms, the Parties shall, and shall cause their Affiliates and respective Representatives to, keep confidential any information concerning, in the case of the CIM Contributor, any information about CMFT, New OP, and their respective Affiliates (other than the CIM Contributor, its parent entities, and any of their respective Subsidiaries) furnished by or on behalf of CMFT in connection with the Transactions and, in the case of CMFT and New OP, any information concerning the CIM Contributor or any of their Affiliates (other than CMFT, New OP and any of their respective Subsidiaries) furnished by or on behalf of the CIM Contributor in connection with the Transactions; provided, however, that notwithstanding the foregoing, the Parties may share any information (a) that was, is or becomes generally available to the public other than as a result of a disclosure by any Party in breach of this Section 4.1, (b) that was within the possession of any Party or any of its Representatives, free of any obligation of confidentiality, prior to being furnished to such Party or any of its Representatives under this Agreement, (c) that is lawfully obtained by a Party or any of its Representatives from another source that, as far as such Party is aware, is not, by virtue of such disclosure, in breach of any obligation of confidentiality of such source with respect to such information, (d) that is independently developed by a Party or its Representatives without use of, or reference to, any information that such Party would be obligated to keep confidential under the provisions of this Section 4.1, or (e) disclosure of which information (i) is required by applicable Law, applicable stock exchange rules, or any listing agreement, (ii) is consistent with (and not materially expansive of) prior public communications previously consented to by the other Parties or otherwise included in the public filings or disclosures of the other Parties that were otherwise made in compliance with this Section 4.1, or (iii) relates to any dispute or actual or threatened Actions between or among the Parties or their respective Affiliates related to this Agreement, the other Transaction Documents or any of the Transactions.

Section 4.2 Publicity. The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by CMFT and the CIM Contributor prior to the execution of this Agreement.

Section 4.3 Release.

(a) CIM Release. Effective as of the Closing, the CIM Contributor, on behalf of itself and its heirs, successors, permitted assigns, representatives, administrators, executors, beneficiaries, agents, and each of their Subsidiaries and Affiliates (excluding, for the avoidance of doubt, CMFT, New OP, and their respective Subsidiaries, such as the Contributed Entities and their Subsidiaries from and after the Closing) (each, a “CIM Related Person”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, CMFT and New OP (together, the “CMFT Released Parties”) from any and all rights, claims and Losses of any type that it or any of its CIM Related Persons has had, now has or might now or hereafter have against the CMFT Released Parties, and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, Subsidiaries (including the Contributed Entities and their Subsidiaries from and after the Closing), successors and assigns (each, together with the CMFT Released Parties, a “CMFT Releasee”) in respect of, relating to or arising in connection with the Transactions contemporaneously with or prior to the Closing Date, except for (i) any rights or claims pursuant to the express provisions of the Transaction Documents or the Management Agreement and (ii) any rights under indemnification provisions of the Organizational Documents of CMFT, New OP, the Contributed Entities or their respective Subsidiaries, and rights under any employment, stock option, bonus or other employment or compensation agreements or plans. The CIM Contributor, for itself and its CIM Related Persons (i) acknowledges that it is aware that it or such CIM Related Person may hereafter discover facts different from or in addition to the facts which it or such CIM Related Person now knows or believes to be true with respect to the subject matter of this Agreement, but that it or such CIM Related Person intends that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery of any such different or additional facts and (ii) acknowledges that it has been informed of, and that it or such CIM Related Person is familiar with, Section 1542 of the Civil Code of the State of California, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The CIM Contributor, for itself and its CIM Related Persons, hereby waives and relinquishes (x) all rights and benefits such Person has or may have under Section 1542 of the Civil Code of the State of California, to the full extent that such Person may lawfully waive all such rights and benefits pertaining to the subject matters of this Agreement and (y) any similar or comparable protections afforded by any case law or statutes of similar import, whether such laws are in the United States or elsewhere in the world. The CIM Contributor, for itself and its CIM Related Persons, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any CMFT Releasee, based upon any matter purported to be released hereby, including any Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which it or such CIM Related Person may have against each of the applicable CMFT Releasees, now or in the future, in each case in respect of any cause, matter or thing relating to the Transactions or any actions taken or failed to be taken by any of the applicable CMFT Releasees in any capacity related to the Transactions occurring or arising prior to the Closing Date.

(b) CMFT Release. Effective as of the Closing, each of CMFT and New OP, on behalf of itself and its heirs, successors, permitted assigns, representatives, administrators, executors, beneficiaries, agents, and each of their Subsidiaries and Affiliates (for the avoidance of doubt, excluding the CIM Contributor, the CIM Contributor’s parent entities and all of their respective Subsidiaries, but including the Contributed Entities and their respective Subsidiaries) (each, a “CMFT Related Person”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, the CIM Contributor from any and all rights, claims and Losses of any type that it or any of its CMFT Related Persons has had, now has or might now or hereafter have against the CIM Contributor, and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, Subsidiaries, successors and assigns (each, together with the CIM Contributor, a “CIM Releasee”) in respect of, relating to or arising in connection with the Transactions contemporaneously with or prior to the Closing Date, except for (i) any rights or claims pursuant to the express provisions of the Transaction Documents or the Management Agreement and (ii) any rights under indemnification provisions of the Organizational Documents of CMFT, New OP, the Contributed Entities or their respective Subsidiaries, and rights under any employment, stock option, bonus or other employment or compensation agreements or plans. Each of CMFT and New OP, for itself and its CMFT Related Persons (i) acknowledges that it is aware that it or such CMFT Related Person may hereafter discover facts different from or in addition to the facts which it or such CMFT Related Person now knows or believes to be true with respect to the subject matter of this Agreement, but that it or such CMFT Related Person intends that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery of any such different or additional facts and (ii) acknowledges that it has been informed of, and that it or such CMFT Related Person is familiar with, Section 1542 of the Civil Code of the State of California, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each of CMFT and New OP, for itself and its CMFT Related Persons, hereby waives and relinquishes (x) all rights and benefits such Person has or may have under Section 1542 of the Civil Code of the State of California, to the full extent that such Person may lawfully waive all such rights and benefits pertaining to the subject matters of this Agreement and (y) any similar or comparable protections afforded by any case law or statutes of similar import, whether such laws are in the United States or elsewhere in the world. Each of CMFT and New OP, for itself and its CMFT Related Persons, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any CIM Releasee, based upon any matter purported to be released hereby, including any Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which it or such CMFT Related Person may have against each of the applicable CIM Releasees, now or in the future, in each case in respect of any cause, matter or thing relating to the Transactions or any actions taken or failed to be taken by any of the applicable CIM Releasees in any capacity related to the Transactions occurring or arising prior to the Closing Date.

(c) Release Acknowledgment. The Parties acknowledge that this Section 4.3 is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 4.3 shall not be construed as an admission in any proceeding as evidence of or an admission by any Party of any violation or wrongdoing.

Section 4.4 Tax Matters.

(a) New OP hereby agrees to pay one hundred percent (100%) of all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges (all including penalties, interest and other charges with respect thereto, collectively, “Transfer Taxes”) incurred in connection with the consummation of the Transactions.

(b) For U.S. federal (and applicable state and local) income tax purposes, the Parties agree that (i) the Transactions shall be treated as contributions, governed by Section 721(a) of the Code and analogous provisions of state and local income tax laws, (ii) the contributions of the Contributed Interests by the CIM Contributor to New OP shall be treated as a contribution of the assets of CIM Group Management and CIM Group Investments, respectively, in exchange for partnership interests in New OP, (iii) issuance of New OP Class A LP Units to the CIM Contributor pursuant to Section 1.2(a)(ii) and Section 1.5 shall be treated as additional consideration paid by New OP to the CIM Contributor in exchange for the contribution of the Contributed Interests, (iv) the issuance of CMFT Preferred Shares to the CIM Contributor pursuant to Section 1.2(b), Section 1.2(c) and Section 1.5 shall be treated as additional consideration in exchange for the Cash Consideration and (v) the contribution of Existing OP by CMFT to New OP, as part of the CMFT Pre-Closing Actions, shall be treated as a contribution of the assets of Existing OP in exchange for partnership interests in New OP. The Parties shall, and shall cause their Affiliates to, prepare and file all income Tax Returns in a manner consistent with the foregoing tax treatment unless otherwise required by a contrary final “determination” within the meaning of Section 1313(a) of the Code (or under analogous provisions of state and local income tax law).

(c) Upon any issuance of any New OP Class A LP Units and CMFT Preferred Shares to the CIM Contributor pursuant to Section 1.2(a)(i), Section 1.2(a)(ii) and Section 1.5, New OP shall increase the Agreed Value (as such term is defined in the New OP Limited Partnership Agreement) of the Contributed Interests that the CIM Contributor transferred to New OP at the Closing in an amount equal to the fair market value of the New OP Class A LP Units so issued to the CIM Contributor and the capital accounts of all holders of New OP Class A LP Units and New OP Class B LP Units shall be adjusted pursuant to Section 1.704-1(b)(2)(iv)(f). For U.S. federal (and applicable state and local) income Tax purposes, this Section 4.4(c) will be considered a modification of the New OP Limited Partnership Agreement as described in Section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Regulations promulgated thereunder.

Section 4.5 Exchange Listing.

(a) CMFT shall use commercially reasonable efforts to initiate the process of listing its common stock on a national securities exchange registered under Section 6 of the Exchange Act (the “Listing”) within twenty-four (24) months following the Closing Date and consummate the Listing within five (5) years following the Closing Date, including by preparing and submitting all applications, filings, and supporting documentation reasonably required under applicable Law or requested by the SEC, responding promptly to comments from the applicable securities exchange and listing authorities and the SEC, and taking all other actions customarily undertaken by issuers seeking an initial listing on a national securities exchange.

(b) In connection with the Listing, CMFT shall enter into lock-up agreements that are reasonably and customarily required by the applicable exchange, any underwriters, or placement agents in connection with such Listing. The CIM Contributor shall, and CMFT shall use commercially reasonable efforts to cause its Affiliates and its and their respective officers, directors, employees, and other holders of equity securities of CMFT to, enter into such lock-up agreements on terms consistent with those applicable to CMFT, in each case to the extent reasonably and customarily required in connection with the Listing.

Section 4.6 Additional Capital Investment.

(a) From and after the Closing until the consummation of the Listing, CMFT shall use commercially reasonable efforts to identify, solicit, negotiate and consummate an additional capital investment, upon terms acceptable to (i) CMFT and (ii) if such investment is made (or is contemplated to be made) prior to the Consent Rights Expiration Time, the CIM Contributor, in CMFT and/or New OP and/or one or more of their respective Subsidiaries from one or more bona fide third-party investors willing to permit at least fifty percent (50%) of the cash proceeds of such investment (net only of reasonable and customary transaction expenses, fees, and commissions directly attributable to such investment) to be reserved and applied solely for the purpose of redeeming or repurchasing CMFT Common Shares held by stockholders of CMFT who are not Affiliates of the CIM Contributor or CMFT (any such investment, a “Third Party Investment”). Such efforts to effect a Third Party Investment may include engaging financial advisors or placement agents as appropriate, preparing and furnishing customary marketing and diligence materials, participating in management presentations and investor meetings, and negotiating definitive documentation in good faith.

(b) Prior to the Consent Rights Expiration Time, CMFT shall keep the CIM Contributor reasonably informed of the status of its efforts to obtain the Third Party Investment, including material developments in discussions or negotiations with prospective investors, subject to customary confidentiality restrictions.

Section 4.7 Alternative Recapitalization Transaction.

(a) If the Listing has not occurred on or prior to the fifth (5th) anniversary of the Closing Date (the “Listing Outside Date”), then, promptly following such date, CMFT shall take affirmative steps to evaluate, explore, and pursue in good faith a recapitalization of CMFT upon terms acceptable to (i) CMFT and (ii) if such recapitalization occurs (or is contemplated to occur) prior to the Consent Rights Expiration Time, the CIM Contributor, with the objective of providing liquidity to stockholders of CMFT (the “Recapitalization”). Such efforts shall include, as applicable and upon terms acceptable to CMFT (and, if the Recapitalization occurs (or is contemplated to occur) prior to the Consent Rights Expiration Time, the CIM Contributor), engaging financial advisors, conducting a review of strategic alternatives, preparing marketing and diligence materials, soliciting indications of interest from potential investors or financing sources, and negotiating the terms of a potential Recapitalization in good faith.

(b) CMFT shall use commercially reasonable efforts to consummate the Recapitalization as promptly as reasonably practicable following the Listing Outside Date. Prior to the Consent Rights Expiration Time, CMFT shall keep the CIM Contributor reasonably informed regarding the status of such efforts.

(c) If, at any time following the Listing Outside Date, the CIM Contributor determines that the Recapitalization is not reasonably likely to be consummated within one (1) year following the Listing Outside Date, the CIM Contributor may deliver written notice to CMFT of such determination (the “Recapitalization Determination Notice”). Upon receipt of a Recapitalization Determination Notice, CMFT shall promptly, and in any event within 45 days, commence and thereafter use commercially reasonable efforts to explore and pursue one or more alternative strategic transactions upon terms acceptable to (i) CMFT and (ii) if such alternative transaction occurs (or is contemplated to occur) prior to the Consent Rights Expiration Time, the CIM Contributor, with a view to providing liquidity to the existing stockholders of CMFT (each, a “Strategic Transaction”). A Strategic Transaction may include a sale of CMFT (whether by merger, consolidation, sale of equity, sale of assets, or otherwise), a business combination, or other liquidity event. In connection therewith, CMFT shall, upon terms acceptable to (i) CMFT and (ii) if such alternative transaction occurs (or is contemplated to occur) prior to the Consent Rights Expiration Time, the CIM Contributor, (x) engage financial advisors as appropriate, (y) solicit, evaluate, and negotiate proposals from third parties and (z) take all other actions customarily undertaken by similarly situated companies pursuing comparable strategic alternatives or as otherwise required by applicable Law.

Section 4.8 Alternative Opportunities.

(a) The CIM Contributor agrees that, prior to any of the CIM Principals, directly or indirectly through an entity that such CIM Principal controls, acquiring or otherwise participating in any Alternative Opportunity, the CIM Contributor shall provide written notice to CMFT describing such Alternative Opportunity (an “Opportunity Notice”).

(b) Upon receipt of an Opportunity Notice, CMFT, acting through the CMFT Board (including any applicable committee of the CMFT Board), shall have the right to elect to pursue such Alternative Opportunity. CMFT shall notify the CIM Contributor in writing of its election to pursue or decline such Alternative Opportunity within ten (10) Business Days following receipt of the Opportunity Notice. Failure by CMFT to deliver such written notice within such ten (10) Business Day period shall be deemed an irrevocable waiver by CMFT of its right to pursue such Alternative Opportunity.

(c) If CMFT elects not to pursue, or is deemed to have waived its right to pursue, an Alternative Opportunity in accordance with this Section 4.8, the CIM Principals shall be permitted, without any further obligation to CMFT, to acquire, invest in, or otherwise participate in such Alternative Opportunity on such terms as they may determine in their sole discretion.

(d) For the avoidance of doubt, (i) none of the CIM Contributor, the CIM Principals or any of their respective Affiliates shall have any obligation to present any investment opportunity to CMFT except as expressly set forth in this Section 4.8, and (ii) neither CMFT nor any of its Affiliates shall have any right, title or interest in or to any Alternative Opportunity unless CMFT has affirmatively elected to pursue such Alternative Opportunity in accordance with this Section 4.8.

Section 4.9 CMFT Dividends; New OP Earnout Special Distributions; Minimum Guaranteed New OP Distributions.

(a) Subject in all respects to applicable Law, CMFT shall pay out, on July 1, 2026 or as promptly as practicable thereafter consistent with CMFT’s ordinary course dividend payment practices, any unpaid dividends and other distributions that CMFT has declared prior to the date of this Agreement to be paid out through June 30, 2026 (together with any accrued interest and other fees), with such amounts to be solely paid out of the cash balances of CMFT and its Subsidiaries prior to the Closing.

(b) Notwithstanding anything to the contrary herein or in the other Transaction Documents, on the Earnout Amount Payment Date (if any), New OP shall, and CMFT shall cause New OP to, make a special cash distribution to the CIM Contributor (and no other partner of New OP) in an amount equal to the aggregate distributions the CIM Contributor would have received in respect of the New OP Class A LP Units issuable to the CIM Contributor as part of the Earnout Amount had the CIM Contributor held such New OP Class A LP Units through the period commencing on the date immediately following the Earnout Period End Date and ending on the Earnout Amount Payment Date.

(c) Except as prohibited by applicable Law, during the three (3)-year period commencing on the Closing Date, New OP shall, and CMFT shall cause New OP to, make cash distributions to holders of New OP LP Units, in accordance with the distribution provisions set forth in the New OP Limited Partnership Agreement, in such amounts as are sufficient to permit CMFT to declare and pay dividends to its stockholders as follows:

(i) for the first four (4) full fiscal quarters of CMFT following the Closing Date, a quarterly dividend of $0.06 per CMFT Common Share, determined as of the applicable record date;

(ii) for the next four (4) consecutive fiscal quarters of CMFT immediately following the last fiscal quarter described in Section 4.9(c)(i), a quarterly dividend of $0.07 per CMFT Common Share, determined as of the applicable record date; and

(iii) for the next four (4) consecutive fiscal quarters of CMFT immediately following the last fiscal quarter described in Section 4.9(c)(ii), a quarterly dividend of $0.095 per CMFT Common Share, determined as of the applicable record date.

This Section 4.9(c) shall terminate automatically and be of no further force or effect following the last day of the final fiscal quarter described in Section 4.9(c)(iii). Notwithstanding anything to the contrary set forth herein, the obligations of New OP and CMFT in this Section 4.9(c) may be waived, in whole or in part, at any time by the affirmative vote or written consent of a majority of the CMFT Independent Directors.

(d) For purposes of determining an amount of “Tax Distributions” to be made under Section 5.1(b) of the New OP Limited Partnership Agreement, CMFT’s Assumed Tax Liability (as defined in the New OP Limited Partnership Agreement) shall not be less than an amount that will enable CMFT to meet both its tax obligations and its obligations pursuant to the Tax Receivable Agreement for the relevant period. For the avoidance of doubt, all “Tax Distributions” to be made under Section 5.1(b) of the New OP Limited Partnership Agreement to the Partners (as defined in the New OP Limited Partnership Agreement) shall be made in accordance with and in proportion to their respective Percentage Interests (as defined in the New OP Limited Partnership Agreement), in an amount sufficient to ensure that each Partner receives a distribution at least equal to such Partner’s Assumed Tax Liability, including in the case of CMFT, as increased pursuant to this Section 4.9(d) with respect to the relevant taxable period to which the distribution relates. For U.S. federal (and applicable state and local) income Tax purposes, this Section 4.9(d) will be considered a modification of the New OP Limited Partnership Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Regulations promulgated thereunder.

Section 4.10 Pre-Closing Actions. To the extent that the CMFT Pre-Closing Actions have not been fully or otherwise properly consummated in all material respects in accordance with Exhibit H prior to the Closing, CMFT shall, in reasonable consultation with the CIM Contributor, undertake such corrective actions as may be reasonably necessary or appropriate to remediate the same in a manner that does not materially and adversely affect the CIM Contributor, its Affiliates, or any of their respective rights, interests, or entitlements under this Agreement or any other Transaction Document. To the extent necessary to consummate such CMFT Pre-Closing Actions following the Closing, the CIM Contributor shall use commercially reasonable efforts to assist and shall use commercially reasonable efforts to cause its Affiliates to assist CMFT to consummate such remaining CMFT Pre-Closing Actions.

Section 4.11 Key Corporate Documents; Post-Closing CMFT Governance.

(a) The CMFT Board shall consider in good faith, at the first regular meeting of the CMFT Board convened following the Closing, further amendments to the Charter and CMFT Bylaws in light of the Transactions and applicable corporate governance requirements and best practices.

(b) As soon as reasonably practicable following the Closing, CMFT shall, and shall cause the CMFT Board to, take all steps reasonably necessary to cause any current CMFT Board member that is an Affiliate of (or employed by an Affiliate of) the CIM Contributor, other than Richard Ressler, to resign as a member of the CMFT Board and to elect to the CMFT Board (i) Avraham Shemesh, (ii) Shaul Kuba, and (iii) an additional individual designated by the CIM Contributor who satisfies the independence standards referred to in the definition of CMFT Independent Directors.

(c) From and after the Closing Date, the CIM Contributor shall, at any CMFT Annual Meeting and any other meeting of stockholders of CMFT (or any other action by stockholders of CMFT), vote all of its CMFT Preferred Shares such that the terms of service of (i) T. Patrick Duncan, W. Brian Kretzmer and Howard A. Silver (in each case, if the CMFT Board has determined that such individuals are CMFT Independent Director Candidates and has nominated such individuals for election, and recommended to the stockholders of CMFT that such individuals be elected as directors of the CMFT Board at such meeting) and (ii) any additional CMFT Independent Director Candidates whose election to the CMFT Board is necessary to ensure that a majority of the directors of the CMFT Board immediately following such meeting are CMFT Independent Directors in each case will expire no sooner than the one (1) year anniversary of the earliest to occur of the following: (x) the consummation of the Listing, (y) the Recapitalization or (z) the Strategic Transaction.

Section 4.12 Employee Matters.

(a) Treatment of Existing Awards. The Parties acknowledge and agree that the Transactions do not, and shall not be deemed to, constitute a Change of Control (as defined in each Equity Plan), and accordingly, all unvested Existing Awards shall continue to operate and vest in accordance with the terms specified in the applicable award agreement pursuant to which such Existing Award was granted.

(b) 2025 Performance-Based Existing Awards. As soon as practicable following the Closing, CMFT shall take all actions necessary to issue equity awards under the 2024 Manager Plan with respect to the 2025 performance year in an aggregate amount of 2,195,923 shares subject to such equity awards (the “2025 Awards”). The 2025 Awards shall be issued to the Manager and/or the appropriate Eligible Named Executive Officer(s), as set forth herein, and shall otherwise be on such terms and conditions as are consistent with the 2024 Manager Plan and as determined by the CMFT Board or the Committee (as defined in the 2024 Manager Plan). The allocation of the 2025 Awards as between the Manager and the applicable Eligible Named Executive Officer(s) shall be mutually agreed by the Committee and the chief executive officer of CMFT.

(c) Repurchase of Vested and Unrestricted CMFT Common Shares. Following the Closing, one or more of the Contributed Entities, or a Subsidiary thereof, designated by the CIM Contributor (each, a “Purchasing Entity”), shall offer to repurchase and, to the extent the applicable holder elects to have such Eligible Shares repurchased, shall repurchase, vested and unrestricted CMFT Common Shares (the “Eligible Shares”) from the holders described in this Section 4.12(c), on the terms and conditions set forth herein (the date on which any such repurchase is consummated, the “Repurchase Date”).

(i) The Eligible Shares shall consist of CMFT Common Shares that: (i) were originally awarded by CMFT to the Manager, or directly to an Eligible Named Executive Officer, pursuant to the 2024 Manager Plan and the applicable award agreement(s); (ii) in the case of shares awarded to the Manager, were subsequently transferred by the Manager to eligible grantees in accordance with the 2024 Manager Plan (each such grantee, together with any Eligible Named Executive Officer who received a direct award, an “Eligible Seller”); and (iii) as of the Repurchase Date, are fully vested and not subject to any restrictions on transfer (including any restriction under the applicable award agreement, the 2024 Manager Plan, or applicable Law).

(ii) The CIM Contributor shall cause the repurchase contemplated by this Section 4.12(c) to be on such terms, and shall provide such information as is reasonably required to comply with applicable Law. The Purchasing Entity may, in its sole discretion, offer to repurchase all or a portion of such Eligible Seller’s Eligible Shares in such repurchase at a per-share purchase price equal to the price utilized by CMFT to repurchase CMFT Common Shares pursuant to the CMFT’s dividend reinvestment plan as of the most recent determination date established by the CMFT Board prior to the repurchase.

(d) CMFT Board or Committee Actions. The CMFT Board or any applicable committee thereof shall take, or cause to be taken, all actions reasonably necessary to give effect to the covenants set forth in this Section 4.12, including, if applicable, adopting resolutions of the CMFT Board effectuating the treatment set forth herein.

(e) Future Eligible Shares. Following the Closing, the CMFT Board and any applicable committee thereof, shall cooperate in good faith with the chief executive officer of CMFT to structure and adopt a repurchase program for the repurchase of (i) CMFT Common Shares that are not vested and unrestricted as of the Repurchase Date but that subsequently become vested and unrestricted in accordance with the terms of the applicable award agreement(s) and the applicable Equity Plan, and (ii) any additional CMFT Common Shares issued pursuant to the 2025 Awards or any future equity awards under the Equity Plans that become vested and unrestricted following the Closing (collectively, the “Future Eligible Shares”). The CMFT Board and any applicable committee thereof shall engage with the chief executive officer of CMFT in good faith regarding the terms and structure of such repurchase program, including the timing and frequency of any future repurchase opportunities. The per-share purchase price in respect of the Future Eligible Shares shall, unless otherwise determined by the CMFT Board or any applicable committee thereof, be the per-share purchase price equal to the price utilized by CMFT to repurchase CMFT Common Shares pursuant to the CMFT’s dividend reinvestment plan as of the most recent determination date established by the CMFT Board prior to the applicable Repurchase Date. To the extent that the CMFT Board (following consultation with the management of CMFT and upon approval by any applicable committee of the CMFT Board) desires to proceed with any such future repurchases of Future Eligible Shares, CMFT shall approve and consummate the repurchase of such Future Eligible Shares from Eligible Sellers on terms and conditions that are consistent with applicable Law and that are no less favorable, in all material respects, than the terms set forth in Section 4.12(c), with respect to the initial repurchase(s). For the avoidance of doubt, the obligations of CMFT and the CMFT Board and any applicable committee thereof under this Section 4.12(e) shall be in addition to, and shall not limit or modify, the repurchase obligations set forth in Section 4.12(c).

Section 4.13 Specified Actions. The Parties shall take the actions described in Section 4.13 of the CIM Disclosure Letter.

Section 4.14 Specified Acquisitions. Except with the affirmative vote or written consent of at least two of the CMFT Independent Directors in addition to any other vote or consent required by Law, from and after the date hereof until the Earnout Period End Date, none of CMFT, New OP, or any of their respective Subsidiaries shall consummate an acquisition or acquisitions from a third party of a company, firm or group of assets the primary business of which is to generate Fee-Related Revenues for consideration consisting of CMFT Common Shares or New OP LP Units representing, individually or in the aggregate with respect to all such acquisitions, fifteen percent (15%) or more of the issued and outstanding CMFT Common Shares or New OP LP Units as of the Closing Date, subject to equitable adjustment for any stock splits, reverse stock splits, reclassifications, combinations or other similar transactions (calculated on a fully grossed-up basis assuming such issuance was, or issuances were, consummated prior to the Closing Date). Notwithstanding anything to the contrary in Section 6.3 of this Agreement, the provisions of this Section 4.14 may not be amended or waived except with the affirmative vote or written consent of at least two of the CMFT Independent Directors.

Section 4.15 Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

ARTICLE V

INDEMNIFICATION

Section 5.1 Survival.

(a) Each representation, warranty, covenant and other obligation of the CIM Contributor contained in Article II of this Agreement shall survive until the applicable survival date specified in this Section 5.1(a), whereupon it shall terminate.

(i) The survival date applicable to the CIM Fundamental Representations shall be the fifty-four (54) month anniversary of the Closing.

(ii) All other representations and warranties of the CIM Contributor set forth in Article II of this Agreement will terminate upon the eighteen (18) month anniversary of the Closing.

(iii) The covenants and agreements of the CIM Contributor contained in this Agreement that are to be performed after the Closing shall survive the Closing until performed in accordance with their respective terms.

(b) The covenants and agreements of CMFT and New OP contained in this Agreement that are to be performed after the Closing shall survive the Closing until performed in accordance with their respective terms. All other representations and warranties, covenants and agreements of CMFT and New OP set forth in this Agreement will terminate at, and not survive, the Closing (other than Section 3.13 (Exemption of New OP Class A LP Units and CMFT Preferred Shares), to the extent speaking as of the Earnout Amount Payment Date, which shall survive the Closing through (and terminate upon the occurrence of) the Earnout Amount Payment Date, and the representations and warranties set forth in Section 6.1(b) (No Other Representations or Warranties), which shall survive the Closing indefinitely).

(c) No Party shall have any liability or other obligation of any nature (whether in contract or in tort, in law or in equity or otherwise) with respect to any representation, warranty, covenant, obligation or agreement set forth in this Agreement after the expiration of the applicable survival date set forth above (other than in the case of Fraud or except as provided for pursuant to Section 5.2(a)(ii), Section 5.2(a)(iii), Section 5.2(b) or Section 5.2(c)).

Section 5.2 Indemnification.

(a) Following the Closing, the CIM Contributor shall (i) until the applicable survival dates provided in Section 5.1(a), indemnify, defend and hold harmless CMFT, New OP, the Contributed Entities and the Subsidiaries of the Contributed Entities (collectively, the “CMFT Indemnified Parties”) for, from and against all Losses actually incurred or suffered by such CMFT Indemnified Party as the result of the breach by the CIM Contributor of any representation or warranty made by the CIM Contributor in Article II of this Agreement, it being understood that for purposes of this Section 5.2 any qualifications relating to materiality (such as the term “material”) contained in such representation or warranty shall be disregarded solely for purposes of determining the quantity of such Losses, (ii) indemnify, defend and hold harmless the CMFT Indemnified Parties for, from and against all Losses actually incurred or suffered by such CMFT Indemnified Party in connection with a Third Party Claim in respect of Liabilities of, or to the extent arising out of or relating to, the CIM Businesses, whether any such Liability arises before or after Closing, is known or unknown, or contingent or accrued, and (iii) indemnify, defend and hold harmless the CMFT Indemnified Parties for, from and against all Specified Losses actually incurred by such CMFT Indemnified Party.

(b) Following the Closing, CMFT and New OP shall, and shall cause the Contributed Entities and their respective Subsidiaries to, on a joint and several basis, indemnify, defend and hold harmless the CIM Contributor, CIM Group Parent and their respective Affiliates (other than CMFT, New OP, the Contributed Entities and their respective Subsidiaries) (collectively, the “CIM Indemnified Parties”) for, from and against all Losses actually incurred or suffered by such CIM Indemnified Party in connection with a Third Party Claim in respect of Liabilities of, or to the extent arising out of or relating to, the Contributed Entities and their respective Subsidiaries or the Contributed Businesses, in each case including the ownership thereof by CMFT, New OP, the Contributed Entities and their respective Subsidiaries, whether any such Liability arises before or after Closing, is known or unknown, or contingent or accrued. Notwithstanding the foregoing, nothing in this Section 5.2(b) shall (i) absolve the CIM Indemnified Parties of, or otherwise modify, any fiduciary duty otherwise owed to CMFT, New OP, the Contributed Entities or any of their respective Subsidiaries under applicable Law or pursuant to any applicable Contract; or (ii) require CMFT, New OP, any Contributed Entity or any of their respective Subsidiaries to indemnify, defend or hold harmless any CIM Indemnified Party for any Losses that arise from, are connected to, or are in respect of, facts or circumstances for which the CIM Contributor is obligated to indemnify, defend, or hold harmless any CMFT Indemnified Party under Section 5.2(a)(iii).

(c) Notwithstanding anything to the contrary herein, the CIM Contributor shall not have any liability (i) for any Losses arising from breaches of any CIM Fundamental Representations, to the extent that the aggregate amount of such Losses exceeds $4,664,000,000; (ii) for any Losses arising from breaches of any representations or warranties of the CIM Contributor in Article II of this Agreement (other than the CIM Fundamental Representations) or any Specified Losses, to the extent that the aggregate amount of such Losses exceeds $699,600,000 (the “Cap Amount”); (iii) for any Losses arising from breaches of any representations or warranties of the CIM Contributor in Article II of this Agreement (other than the CIM Fundamental Representations) or any Specified Losses, unless and until the aggregate amount of such Losses exceeds $34,980,000 (the “Deductible Amount”), in which event the CIM Contributor shall be liable only for the amount of such Losses exceeding the Deductible Amount; or (iv) for any Losses arising from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) that constitutes a breach of any representations or warranties of the CIM Contributor in Article II of this Agreement (other than the CIM Fundamental Representations) or a Specified Loss, unless and until the aggregate amount of Losses resulting therefrom exceeds $2,332,000 (the “Per Claim Amount”). No Losses excluded pursuant to clause (iv) of the foregoing sentence shall be taken into account for purposes of determining whether the Deductible Amount or the Cap Amount has been exceeded in respect of any claims made by CMFT Indemnified Parties.

Section 5.3 Claim Procedures

(a) In order for a person entitled to indemnification hereunder (an “Indemnified Party”) to duly make a valid claim under Section 5.2, such Indemnified Party must (promptly, but in no event more than ten (10) Business Days following the first date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred) provide written notice to the party liable for such indemnification (the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 5.2 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses actually incurred or suffered as the result thereof (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice (other than any information subject to applicable attorney-client privilege, work product or similar privilege that would cause such information to lose such privilege) and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b) In the event the Claim Notice results from any Action asserted or threatened against a Indemnified Party by a third party (a “Third Party Claim”):

(i) The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth (10th) Business Day following the Indemnified Party’s receipt of the Third Party Claim, and in any event not later than the tenth (10th) Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided, that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure actually has an adverse effect on the defense or resolution of the Third Party Claim.

(ii) The Indemnifying Party shall be entitled to assume and control the defense of any Third Party Claim by notifying the Indemnified Party of such election in writing, provided, however, in the event (A) any Third Party Claim relates to or arises in connection with any Fraud or criminal matter, (B) any Third Party Claim seeks an injunction or equitable relief against such Indemnified Party, or (C) the Indemnified Party shall have concluded (upon advice of its counsel) that (I) there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (II) the Indemnified Party and the Indemnifying Party may have different, conflicting, or adverse legal positions or interests with respect to any Third Party Claim, then, in each case, the Indemnifying Party shall not be entitled to undertake the defense, compromise, or settlement of such Third Party Claim.

(A) In the event that the Indemnifying Party makes such election, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose; provided, that the fees and expenses shall be borne by the Indemnified Party and shall not be recoverable from the Indemnifying Party under this Section 5.3. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims without the consent of the Indemnified Party; provided that the Indemnifying Party shall not be entitled to settle such claims without the consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld, or delayed) if the settlement involves any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party.

(B) If the Indemnifying Party notifies the Indemnified Party that it is not electing to assume and control the defense of such Third Party Claim (or if the Indemnifying Party is not entitled to assume and control the defense of such Third Party Claim pursuant to Section 5.3(b)(ii)), the Indemnified Party shall assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 5.3(b)(ii)(A); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third Party Claim shall not otherwise be affected by such election; provided, further, that the Indemnified Party may not settle any such matter without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) The Indemnified Party shall cooperate with the Indemnifying Party in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise (other than any of the foregoing which is subject to applicable attorney-client privilege, work product or similar privilege that would cause such information to lose such privilege). The Indemnified Party shall keep the Indemnifying Party fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to the Indemnifying Party copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(iv) All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnifying Party and the Indemnified Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third Party Claim (“Third Party Claim Expenses”) shall be paid as follows:

(A) Any Third Party Claim Expenses actually incurred or suffered by the Indemnified Party (1) prior to or in the absence of the making of the election described in Section 5.3(b)(ii)(A), (2) under the circumstances described in Section 5.3(b)(ii)(B) or (3) in compliance with Section 5.3(b)(iii) shall constitute Losses for which the Indemnified Party shall be entitled to be reimbursed if the Indemnified Party is determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article V in respect of the Third Party Claim.

(B) Third Party Claim Expenses actually incurred or suffered by the Indemnifying Party shall be reimbursed by the Indemnified Party if the Indemnified Party is not determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article V in respect of the Third Party Claim.

(C) Third Party Claim Expenses not addressed by Section 5.3(b)(iv)(A) or clause (B) above shall be paid by the Person by which they were incurred.

Section 5.4 Losses and Recoveries

(a) No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not have any liability to any Indemnified Party in respect of, and Losses shall not include, (a) any consequential or indirect damages (other than, in each case, damages that are the natural and reasonably foreseeable result of the applicable breach, inaccuracy or Liability) or (b) any speculative or incidental damages or punitive, or special damages, opportunity cost or lost prospective economic advantage, or other similar damages (other than any of the foregoing to the extent actually awarded by a court of competent jurisdiction and paid to a bona fide third party).

(b) Offsetting Recoveries. In calculating the amount of any Loss, the proceeds actually received by the CMFT Indemnified Parties with respect thereto (including, for the avoidance of doubt, from any recoveries under any insurance policies or indemnification provisions under any other Contracts) shall be deducted therefrom, net of any documented out-of-pocket costs and expenses incurred in obtaining such recovery. The CMFT Indemnified Parties shall use commercially reasonable efforts to seek to recover such Losses pursuant to any insurance policies or otherwise from any third parties to the same extent the CMFT Indemnified Parties would be entitled to seek such recoveries if such Losses were not subject to indemnification hereunder. In the event that, after having complied with the preceding sentence, any Indemnified Party still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by the Indemnifying Party under this Article V, the Indemnifying Party shall be subrogated to such rights to the extent of such payment. Each Indemnified Party shall, upon the request of the Indemnifying Party, duly execute all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(c) Financial Statements. Notwithstanding anything to the contrary herein, no CMFT Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed pursuant to Section 5.2(a)(i) for, from or against any Loss to the extent the fact, matter, event or circumstance giving rise to the claim or on which it is based is disclosed, accrued or reserved for in the Financial Statements to the extent disclosure of such fact, matter, event or circumstance is reasonably apparent on its face and has been fully accrued or reserved for in the Financial Statements.

(d) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit the Person claiming such Loss is entitled to recover as a result of such Loss. The amount of a net Tax benefit shall be the present value of the Tax benefit as of the date of any indemnification payment (using the interest rate calculation of Section 6621(a)(2) of the Code and assuming such Person has sufficient taxable income or other Tax attributes to permit the utilization of such Tax benefit at the earliest possible time) multiplied by (i) the combined effective Federal and state corporate tax rates in effect for such Person at the time of the indemnity payment or (ii) in the case of a credit, one hundred percent (100%).

(e) Reimbursement. If any Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by the Indemnifying Party pursuant to this Article V, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss, in each case net of any documented out-of-pocket costs and expenses incurred in obtaining such recovery.

(f) Contingent Liabilities. The Indemnifying Party shall not be liable under this Article V in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual liability and is due and payable; provided, however, that nothing in this Section 5.4(f) shall limit any Indemnified Party from delivering a Claim Notice in respect of facts, matters or circumstances from which it is reasonably apparent that an indemnifiable occurrence hereunder is likely to have occurred, which shall toll the applicable survival period with respect to such facts, matters or circumstances included in such Claim Notice.

(g) No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 5.2).

Section 5.5 Payments.

(a) Indemnification Payments by the CIM Contributor. No later than five (5) Business Days following any Final Determination of claims set forth in a Claim Notice submitted pursuant to Section 5.3(a), the CIM Contributor shall pay to the applicable CMFT Indemnified Party the amount of any Loss for which the CIM Contributor is determined to be liable hereunder pursuant to such Final Determination (after giving effect to the limitations, offsets and deductions set forth in this Agreement, including the limitations, offsets and deductions set forth in this Article V). Any such indemnification payment may be effected, at the sole discretion of the CIM Contributor, by one (or a combination) of the following methods: (i) paying such indemnified amount in cash by wire transfer of immediately available funds to an account or accounts designated in writing by the applicable CMFT Indemnified Party; (ii) transferring to the applicable CMFT Indemnified Party (including in the event the CMFT Indemnified Party is New OP, a transfer or surrender of New OP Class A LP Units) the number of New OP Class A LP Units held by the CIM Contributor (together with the percentage interest of any corresponding CMFT Preferred Shares held by the CIM Contributor) as of the date of the applicable Final Determination by an amount equal to (x) such indemnified amount divided by (y) $5.14 (after giving effect to any and all adjustments effected pursuant to Section 7.9 or 7.10 of the New OP Limited Partnership Agreement, including adjustments for stock splits and reverse stock splits); (iii) transferring to the applicable CMFT Indemnified Party (including in the event the CMFT Indemnified Party is CMFT, a transfer or surrender of CMFT Common Shares) the number of CMFT Common Shares held by the CIM Contributor (together with any corresponding New OP Class B LP Units held indirectly by the CIM Contributor through CMFT) as of the date of the applicable Final Determination by the quotient of (x) such indemnified amount divided by (y) $5.14 (after giving effect to any and all adjustments effected pursuant to Section 7.9 or 7.10 of the New OP Limited Partnership Agreement, including adjustments for stock splits and reverse stock splits); and/or (iv) setting off such indemnified amount against any amounts owed to the CIM Contributor under any provisions of the Transaction Documents (including, for the avoidance of doubt, Section 1.2(a)(ii) and Section 1.2(c)). For the avoidance of doubt, in the case of any payment to CMFT as the CMFT Indemnified Party on account of any Loss incurred by New OP or any of New OP’s Subsidiaries, any indemnification payment (whether in the form of cash or equity interests) pursuant to this Section 5.5(a) shall take into account CMFT’s ownership in New OP as of the date of the applicable Final Determination.

(b) Indemnification Payments by the CMFT Indemnifying Parties. No later than five (5) Business Days following any Final Determination of claims set forth in a Claim Notice submitted pursuant to Section 5.3(a), the CMFT Indemnifying Parties shall pay to the CIM Indemnified Party an amount equal to the product of (i) the amount of any Loss for which the CMFT Indemnifying Parties are determined to be liable hereunder pursuant to such Final Determination and (ii) the Non-CIM Owned Percentage. The “Non-CIM Owned Percentage” means an amount equal to the difference of (x) one hundred percent (100%) minus (y) the economic ownership percentage interest, directly or indirectly, held by the CIM Indemnified Parties in the Contributed Entities as of the time the applicable CIM Indemnified Party actually incurred or suffered such Loss. Any such indemnification payment may be effected, at the sole discretion of CMFT, by one (or a combination) of the following methods: (i) paying such indemnified amount in cash by wire transfer of immediately available funds to an account or accounts designated in writing by the applicable CIM Indemnified Party; (ii) reducing the percentage of total outstanding New OP LP Units held by CMFT as of the date of the applicable Final Determination by an amount equal to (x) such indemnified amount divided by (y) $6,910,000,000; and/or (iii) setting off such indemnified amount against any amounts owed to the CMFT Indemnifying Party under any provisions of the Transaction Documents.

Section 5.6 Minimizing and Mitigating Losses. Each Indemnified Party shall take all actions to minimize and mitigate any indemnifiable Loss as required under applicable Law.

Section 5.7 Exclusive Remedies. Following the Closing, no Indemnified Party shall assert against any Indemnifying Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, other than (a) claims pursuant to this Article V and (b) claims in respect of any breaches by any Party of its covenants under the Transaction Documents that are contemplated thereby to be performed following the Closing, subject to any limitations or other requirements set forth in this Agreement. Following the Closing, the claims and remedies specified in clauses (a) through (b) of the previous sentence shall constitute the Indemnified Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Notwithstanding the foregoing, nothing in this Article V shall limit: (a) any Indemnified Party’s right to seek and obtain injunctive relief for the breach of any covenant or other agreement to be performed by any Party after the Closing of this Agreement, (b) any remedy on account of Fraud, or (c) any applicable Person’s right to enforce any other Transaction Document pursuant to the terms thereof.

ARTICLE VI

MISCELLANEOUS AND GENERAL

Section 6.1 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in Article II, any certificate delivered by or on behalf of the CIM Contributor pursuant to this Agreement, or in any other Transaction Document, the CIM Contributor, on behalf of itself and its Affiliates, hereby disclaims any other express or implied representation or warranty with respect to itself, CIM Group Management, CIM Group Investments, any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to CMFT, New OP or any of their respective Affiliates in connection with the Transactions. CMFT and New OP acknowledge and agree that, except for the representations and warranties expressly set forth in Article II, any certificate delivered by or on behalf of the CIM Contributor pursuant to this Agreement, or in any other Transaction Document, neither the CIM Contributor nor any other Person has made any express or implied representation or warranty with respect to the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to CMFT, New OP or any of their respective Affiliates in connection with the Transactions and CMFT and New OP have not relied on any representation or warranty other than those expressly set forth in Article II, any certificate delivered by or on behalf of the CIM Contributor pursuant to this Agreement, or in any other Transaction Document; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 6.1(a), nothing in this Section 6.1(a) shall limit CMFT’s or New OP’s remedies with respect to claims of Fraud.

(b) Except for the representations and warranties expressly set forth in Article III, any certificate delivered by or on behalf of CMFT or New OP pursuant to this Agreement, or in any other Transaction Document, CMFT and New OP, on behalf of themselves and their respective Affiliates, hereby disclaim any other express or implied representation or warranty with respect to CMFT, New OP or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the CIM Contributor or any of its Affiliates in connection with the Transactions. The CIM Contributor acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, any certificate delivered by or on behalf of CMFT or New OP pursuant to this Agreement, or in any other Transaction Document, none of CMFT, New OP nor any other Person has made any express or implied representation or warranty with respect to the

Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the CIM Contributor or any of its Affiliates in connection with the Transactions and the CIM Contributor has not relied on any representation or warranty other than those expressly set forth in Article III, any certificate delivered by or on behalf of CMFT or New OP pursuant to this Agreement, or in any other Transaction Document; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 6.1(b), nothing in this Section 6.1(b) shall limit the CIM Contributor’s remedies with respect to claims of Fraud.

Section 6.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by CMFT, New OP and the CIM Contributor, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 6.3 Expenses. Except as otherwise provided in this Agreement and the other Transaction Documents, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by New OP. For the avoidance of doubt, the CIM Contributor has already paid the HSR Filing Fee in its entirety, and New OP agrees to reimburse the CIM Contributor for the full amount of the HSR Filing Fee.

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 6.5 GOVERNING LAW; ARBITRATION.

(a) This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.

(b) Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between the Parties arising out of or in connection with this Agreement shall be resolved by binding arbitration in Los Angeles, California by the American Arbitration Association (the “AAA”), in accordance with this Section 6.5. Any arbitration called for by this Section 6.5 shall be conducted in accordance with the following procedures:

(i) A Party may demand arbitration pursuant to this Section 6.5 at any time by giving written notice of such demand (the “Demand Notice”) to all other Parties, which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(ii) Within fifteen (15) days after the giving of a Demand Notice or such additional time as required by the AAA, the AAA shall select and designate in writing three (3) reputable and disinterested individuals willing to act as an arbitrator of the claim, dispute or controversy in question.

(iii) The presentations of the Parties in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to clause (b) above, and the arbitration panel shall render its decision (and specify in reasonable detail its reasons therefor) in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.

(iv) The arbitration panel shall include in its decision a direction that all of the attorneys’ fees and costs of any Party or Parties and the costs of such arbitration be paid by the losing Party or Parties in the arbitration. On the application of a Party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other Party to make any payments directed pursuant to the preceding sentence.

Any decision rendered by the arbitration panel in accordance herewith shall be final and binding on the Parties, and judgment thereon may be entered by any state or federal court of competent jurisdiction. Except as otherwise provided for in this Agreement or in any other Transaction Document, arbitration shall be the exclusive method available for resolution of claims, disputes and controversies arising between and among the parties relating to this Agreement and the conduct of the Parties in relation to this Agreement, and the Parties stipulate that the provisions of this Agreement shall be a complete defense to any suit, action or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute.

Section 6.6 Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) when sent to the recipient by electronic transmission (provided that no failure message is generated) to the e-mail address specified below:

To the CIM Contributor:

CIM Group

4700 Wilshire Boulevard

Los Angeles, CA 90010

Attn: Avraham Shemesh

Email: AShemesh@cimgroup.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Attn:   Patrick S. Brown

Email:   brownp@sullcrom.com

To CMFT or New OP:

CIM Real Estate Finance Trust, Inc.

2398 East Camelback Road, 4th Floor

Phoenix, AZ 85016

Attn:    David Thompson

Email:   DThompson@cimgroup.com

With a copy (which shall not constitute notice) to:

Taft, Stettinius & Hollister LLP

3343 Peachtree Road NE, Suite 1600

Atlanta, GA 30326

Attn:    Lauren B. Prevost; Seth Weiner

Email:   lprevost@taftlaw.com; sweiner@taftlaw.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 6.7 Entire Agreement. This Agreement (including any exhibits, annexes or schedules hereto) and the other Transaction Documents constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

Section 6.8 No Third-Party Beneficiaries. Except as otherwise provided in Section 4.3 (Release), Article V (Indemnification), this Section 6.8 (No Third-Party Beneficiaries), Section 6.13 (No Rights Against Nonparties) and Section 6.14 (Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege), or as otherwise provided for under any other Transaction Document, there shall be no third-party beneficiaries of this Agreement, any other Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy.

Section 6.9 Obligations of New OP and of CMFT. Whenever this Agreement requires a Subsidiary of New OP to take any action, such requirement shall be deemed to include an undertaking on the part of New OP to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of CMFT to take any action, such requirement shall be deemed to include an undertaking on the part of CMFT to cause such Subsidiary to take such action.

Section 6.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court or other authority of competent jurisdiction to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.11 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule, Annex or Exhibit but not otherwise defined therein shall have the meaning given to it in this Agreement. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any Person includes such Person’s successors and permitted assigns.

(c) Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) Each representation, warranty, covenant and condition herein shall be given full, separate and independent effect. The provisions hereof are cumulative. A more specific provision shall limit the applicability of any other, more general, provision.

(f) The Parties drafted this Agreement jointly through the exchange of drafts hereof, so there shall be no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g) Neither the specification of any dollar amount, item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the CIM Disclosure Letter, the CMFT Disclosure Letter, any Annex or any Exhibit is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material or are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the CIM Disclosure Letter, the CMFT Disclosure Letter, any Annex or any Exhibit is or is not material or is or is not in the ordinary course of business for purposes of this Agreement.

Section 6.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that the CIM Contributor may assign any and all of its rights or obligations under this Agreement or any other Transaction Document to one or more of its Affiliates or any other Permitted Transferees (as defined in the New OP Limited Partnership Agreement). Any purported assignment in violation of this Agreement is void.

Section 6.13 No Rights Against Nonparties. This Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) that is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 6.13 are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 6.13 and, to the extent such Nonparty is a CIM Releasee or CMFT Releasee, Section 4.3 in connection herewith.

Section 6.14 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Conflicts of Interest. CMFT and New OP acknowledge that Sullivan & Cromwell LLP and Ballard Spahr LLP (“Prior Company Counsel”) have, on or prior to the Closing Date, represented the CIM Contributor, the Contributed Entities and their Subsidiaries, certain other Affiliates of the CIM Contributor, and their respective officers, employees and directors (each such Person, other than the Contributed Entities and their Subsidiaries and any officer, employee or director of the Contributed Entities or any of the Contributed Entities’ Subsidiaries in his or her capacity as such, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which CMFT or New OP or any of their respective Affiliates (including the Contributed Entities and their Subsidiaries, but excluding, for the avoidance of doubt, any of the Designated Persons), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of CMFT and New OP, on behalf of itself and the Contributed Entities and the Contributed Entities’ Subsidiaries hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates (excluding, for the avoidance of doubt, the Designated Persons) to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to CMFT or any of its Affiliates (including the Contributed Entities and the Contributed Entities’ Subsidiaries, but excluding, for the avoidance of doubt, any of the Designated Persons), and even though Prior Company Counsel may (A) have represented the Contributed Entities and the Contributed Entities’ Subsidiaries in a matter substantially related to such dispute or (B) be currently representing the Contributed Entities and the Contributed Entities’ Subsidiaries. Without limiting the foregoing, each of CMFT and New OP, on behalf of itself and the Contributed Entities and the Contributed Entities’ Subsidiaries, consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Contributed Entities or any Subsidiary of the Contributed Entities or Prior Company Counsel’s duty of confidentiality as to the Contributed Entities or any Subsidiary of the Contributed Entities and whether or not such disclosure is made before or after the Closing; provided, that, the Designated Persons will keep any such information confidential to the extent required by Section 4.1.

(b) Attorney-Client Privilege. Each of CMFT and New OP (on behalf of itself and its Affiliates, but excluding, for the avoidance of doubt, any of the Designated Persons) waives and shall not assert, and agrees after the Closing to cause such Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Contributed Entities or any Subsidiary of the Contributed Entities, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, in each case to the extent occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of CMFT, New OP, the Contributed Entities and the Contributed Entities’ Subsidiaries and their respective Affiliates (excluding, for the avoidance of doubt, the Designated Persons), it being the intention of the Parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privileges, shall be retained by the CIM Contributor, and shall not pass to or be claimed or used by CMFT, New OP, the Contributed Entities or the Contributed Entities’ Subsidiaries, except as provided in the last sentence of this Section 6.14(b). Furthermore, each of CMFT and New OP, on behalf of itself and the Contributed Entities and the Contributed Entities’ Subsidiaries, acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not either of the Contributed Entities or the Contributed Entities’ Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between CMFT, New OP, the Contributed Entities or any Subsidiary of the Contributed Entities, on the one hand, and a third party other than a Designated Person, on the other hand, CMFT shall (and shall cause the Contributed Entities or any Subsidiary of the Contributed Entities, as applicable, to) assert to the extent available the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the CIM Contributor, which consent shall not be unreasonably conditioned, withheld or delayed.

(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Contributed Entities and the Contributed Entities’ Subsidiaries solely to the extent containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be deemed excluded from the acquisition of the Contributed Interests, and shall be distributed to the CIM Contributor (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records to the extent containing any Privileged Materials) no copies retained by the Contributed Entities or their Subsidiaries. Absent the prior written consent of the CIM Contributor (which consent shall not be unreasonably conditioned, withheld or delayed), none of CMFT, New OP or, following the Closing, the Contributed Entities and the Contributed Entities’ Subsidiaries, shall have a right of access to Privileged Materials. CMFT and New OP hereby agree not to search for or intentionally use any Privileged Materials existing on CMFT’s or New OP’s servers, electronic backup systems, e-mail archives or any other books and records after the Closing, and the CIM Contributor, on the one hand, and CMFT and New OP, on the other hand, agree to take all reasonable steps necessary to ensure such privilege shall survive the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CIM GROUP HOLDINGS, LLC

By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

CIM REAL ESTATE FINANCE TRUST, INC.

By:	/s/ Nathan DeBacker
	Name:	Nathan DeBacker
	Title:	Chief Financial Officer, Principal Accounting Officer and Treasurer

CIM FINANCE HOLDINGS, LP

By:	CIM Finance Holdings GP, LLC
Title:	General Partner

By:	CIM Real Estate Finance Trust, Inc.
Title:	Sole Member

By:	/s/ Nathan DeBacker
	Name:	Nathan DeBacker
	Title:	Chief Financial Officer, Principal Accounting Officer and Treasurer

[Signature Page to Contribution and Subscription Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“2022 Plan” means the Amended and Restated CIM Real Estate Finance Trust, Inc. 2022 Equity Incentive Plan, as may be amended from time to time.

“2024 Manager Plan” means the CIM Real Estate Finance Trust, Inc. 2024 Manager Equity Incentive Plan, as may be amended from time to time.

“2025 Awards” has the meaning set forth in Section 4.12(b).

“AAA” has the meaning set forth in Section 6.5(b).

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, whether civil, criminal, regulatory, administrative or otherwise, or whether in equity or at law, in contract, in tort or otherwise, in each case, by or before or otherwise involving a Governmental Entity or arbitration or similar tribunal (whether public or private).

“Additional Cash Consideration” has the meaning set forth in Section 1.1.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any executive officer, director, trustee or general partner of such Person; and (iii) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. Notwithstanding the foregoing or anything to the contrary in this Agreement, for purposes of any representation made by the CIM Contributor hereunder with respect to “Affiliates” of the CIM Contributor or any of the Contributed Entities, or any obligation hereunder of the CIM Contributor to cause any of “Affiliates” of the CIM Contributor or any of the Contributed Entities to take (or to refrain from taking) any particular action, no investment fund, managed account, investment account, client account, co-investment vehicle, portfolio investment, portfolio company or other investment client or recipient of investment advisory, sub-advisory, management or other similar services (and no subsidiaries of any of the foregoing Persons) shall be deemed an “Affiliate” of the CIM Contributor or any of the Contributed Entities.

“Alternative Opportunity” means any opportunity to invest in a company or firm the primary business of which is to generate Fee-Related Revenues from real estate, infrastructure, and/or real asset management services; provided, that, the following shall not be considered “Alternative Opportunities”: (i) any investment in any publicly traded company made without the intention to gain control thereof and that does not result in a CIM Principal acquiring more than 5% ownership of the total issued and outstanding common shares of such publicly traded company (after giving effect to such contemplated investment) and (ii) any interests in the following businesses in existence on the date hereof (including any Subsidiaries thereof, successors thereto, and/or any opportunities presented to any CIM Principal, directly or indirectly, as a result of his affiliation therewith): SKR Group, Orchard First Source Management, or OCV Management shall not be considered an “Alternative Opportunity”.

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.2.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Cap Amount” has the meaning set forth in Section 5.2(c).

“Cash Consideration” has the meaning set forth in the Recitals.

“Charter” means the Articles of Incorporation of CMFT and all amendments and supplements thereto, as from time to time filed with and accepted for record by the Department, including upon acceptance for record by the Department the CMFT Articles of Amendment and CMFT Articles Supplementary.

“CIM Businesses” mean the businesses, activities and operations of the CIM Contributor, CIM Group Parent and their respective Affiliates (other than CMFT, New OP, the Contributed Entities and their respective Subsidiaries). For the avoidance of doubt, the term “CIM Businesses” excludes the Contributed Businesses.

“CIM Contribution” has the meaning set forth in Section 1.1.

“CIM Contributor” has the meaning set forth in the Preamble.

“CIM Disclosure Letter” has the meaning set forth in Article II.

“CIM Fundamental Representations” means the representations and warranties of the CIM Contributor set forth in Section 2.1(a) (Organization, Good Standing and Qualification), Section 2.2 (Authority; Approval), Section 2.3(a) (Ownership of Interests; Capitalization), Section 2.4 (Governmental Filings; No Violations), and Section 2.11 (Brokers and Finders).

“CIM Group Holdings” has the meaning set forth in the Preamble.

“CIM Group Investments” has the meaning set forth in the Recitals.

“CIM Group Investments Interests” has the meaning set forth in the Recitals.

“CIM Group Management” has the meaning set forth in the Recitals.

“CIM Group Management Interests” has the meaning set forth in the Recitals.

“CIM Group Parent” means CIM Group, LLC, a Delaware limited liability company.

“CIM Indemnified Parties” has the meaning set forth in Section 5.2(b).

“CIM Pre-Closing Actions” has the meaning set forth in the Recitals.

“CIM Principals” means, collectively, Richard Ressler, Avraham Shemesh and Shaul Kuba.

“CIM Related Persons” has the meaning set forth in Section 4.3(a).

“CIM Releasee” has the meaning set forth in Section 4.3(b).

“Class A Limited Partnership Units” has the meaning ascribed to it in the New OP Limited Partnership Agreement.

“Claim Notice” has the meaning set forth in Section 5.3(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“CMFT” has the meaning set forth in the Preamble.

“CMFT Annual Meeting” means the first meeting of the stockholders of CMFT at which such stockholders may elect directors to the CMFT Board.

“CMFT Articles of Amendment” means the instrument pursuant to which the Charter as in effect as of immediately prior to the execution and delivery hereof will be amended to increase the total number of shares of Common Stock that the Company is authorized to issue from 490,000,000 to 2,000,000,000 and the total number of shares of preferred stock, $0.01 par value per share, of the Company that the Company is authorized to issue from 10,000,000 to 1,100,000,000.

“CMFT Articles Supplementary” means the instrument classifying, designating and setting the terms of the CMFT Preferred Shares, to be effective at the Closing in the form of Exhibit F hereto.

“CMFT Board” has the meaning set forth in Section 1.4(c)(iv).

“CMFT Bylaws” means the Third Amended and Restated Bylaws of CMFT to be effective at the Closing in the form of Exhibit G hereto.

“CMFT Company Group” means, collectively, CMFT, any Subsidiary treated as a “corporation” under the Code with respect to CMFT, and any entity that is otherwise a Subsidiary with respect to CMFT.

“CMFT Company Group Member” means any member of the CMFT Company Group.

“CMFT Common Shares” means shares of common stock, par value $0.01 per share, of CMFT (or its successor, as the case may be).

“CMFT Disclosure Letter” has the meaning set forth in Article III.

“CMFT Entities” has the meaning set forth in Section 3.2(a).

“CMFT Financial Statements” has the meaning set forth in Section 3.6(a).

“CMFT Indemnified Parties” has the meaning set forth in Section 5.2(a).

“CMFT Indemnifying Parties” means CMFT, New OP, the Contributed Entities and their respective Subsidiaries.

“CMFT Independent Directors” means those members of the CMFT Board who are determined by the CMFT Board to satisfy the independence standard or standards most recently utilized by the CMFT Board for purposes of Item 407 of Regulation S-K, which standards are described in CMFT’s Annual Report on Form 10-K or proxy statement filed with the SEC for the most recent fiscal year.

“CMFT Independent Director Candidates” means, with respect to any meeting of the stockholders of CMFT at which such stockholders may elect directors to the CMFT Board, any director nominees to the CMFT Board in whose favor the CMFT Board has recommended that the stockholders of CMFT vote and whom the CMFT Board has determined satisfy the independence standard or standards most recently utilized by the CMFT Board for purposes of Item 407 of Regulation S-K, which standards are described in CMFT’s Annual Report on Form 10-K or proxy statement filed with the SEC for the most recent fiscal year.

“CMFT Pre-Closing Actions” has the meaning set forth in the Recitals.

“CMFT Preferred Shares” has the meaning set forth in the Recitals.

“CMFT Preferred Votes” means the number of votes that the CMFT Preferred Shares entitle the holders thereof to cast with respect to any matter as to which the holders of CMFT Preferred Shares are entitled to cast votes under the Charter and applicable Law.

“CMFT Related Persons” has the meaning set forth in Section 4.3(b).

“CMFT Released Parties” has the meaning set forth in Section 4.3(a).

“CMFT Releasee” has the meaning set forth in Section 4.3(a).

“CMFT SEC Documents” has the meaning set forth in Section 3.5(a).

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” has the meaning set forth in Section 4.1.

“Consent Rights Expiration Time” has the meaning ascribed to it in the New OP Limited Partnership Agreement.

“Contract” means any agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Contributed Businesses” mean the businesses, activities and operations of the Contributed Entities and their respective Subsidiaries.

“Contributed Entities” has the meaning set forth in the Recitals.

“Contributed Interests” has the meaning set forth in the Recitals.

“Deductible Amount” has the meaning set forth in Section 5.2(c).

“Demand Notice” has the meaning set forth in Section 6.5(b)(i).

“Department” has the meaning set forth in Section 1.4(c)(ii).

“Designated Person” has the meaning set forth in Section 6.14(a).

“DOJ” means the Antitrust Division of the Department of Justice.

“Earnout Amount” has the meaning set forth in Section 1.5(a)(i).

“Earnout Amount Payment Date” has the meaning set forth in Section 1.5.

“Earnout Definitions and Principles” has the meaning set forth in Section 1.5(b)(i).

“Earnout Payment Schedule” has the meaning set forth in Section 1.5(a)(i).

“Earnout Period” has the meaning set forth in Annex A hereto.

“Earnout Period End Date” has the meaning set forth in Annex A hereto.

“Earnout Statement” has the meaning set forth in Section 1.5(b)(i).

“Earnout Statement Deadline” has the meaning set forth in Annex A hereto.

“Earnout Statement Dispute” has the meaning set forth in Section 1.5(b)(iii).

“Earnout Statement Objection” has the meaning set forth in Section 1.5(b)(ii).

“Earnout Target” has the meaning set forth in Annex A hereto.

“Eligible Named Executive Officer” has the meaning ascribed thereto in the 2024 Manager Plan.

“Eligible Seller” has the meaning set forth in Section 4.12(c)(i).

“Eligible Shares” has the meaning set forth in Section 4.12(c).

“Equity Plans” means, collectively, (i) the 2022 Plan and (ii) the 2024 Manager Plan.

“Existing Awards” means all outstanding Stock Incentive awards (as defined in the applicable Equity Plan) granted to any Participant (as defined in the applicable Equity Plan) under either of the Equity Plans as of the date of Closing.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, call, right (including purchase rights, conversion rights, exchange rights, preemptive rights, co-sale rights, rights of first refusal and similar rights) or other contract which would entitle any other Person to acquire any such interest in such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble.

“Existing OP” means CIM Real Estate Finance Operating Partnership, LP.

“Existing OP Limited Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of CIM Real Estate Finance Operating Partnership, LP, to be entered into at the Closing in the form of Exhibit E hereto, by and among New OP and the other parties thereto.

“Existing Representation” has the meaning set forth in Section 6.14(a).

“Fee-Related Revenues” has the meaning set forth in Annex A hereto.

“Fee-Related Revenues Calculation” has the meaning set forth in Section 1.5(b)(i).

“Final Determination” means, with respect to a dispute, an occurrence where (a) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, (b) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the CIM Contributor and the applicable CMFT Indemnified Parties have agreed to submit thereto, or (c) the CIM Contributor and the applicable CMFT Indemnified Parties have agreed to resolve such dispute by a written settlement, consent or agreement.

“Financial Statements” has the meaning set forth in Section 2.5(a).

“FINRA Rule 1017” means Rule 1017 of the rules of the Financial Industry Regulatory Authority, Inc., entitled Application for Approval of Change in Ownership, Control, or Business Operations, as amended, supplemented, renumbered or replaced from time to time, including any successor rule.

“Fraud” means actual common law fraud under the Laws of the State of Delaware with respect to the making of the representations and warranties set forth in this Agreement. For the avoidance of doubt, “Fraud” does not include constructive fraud, negligence, gross negligence, or recklessness.

“FTC” means the Federal Trade Commission.

“Future Eligible Shares” has the meaning set forth in Section 4.12(e).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Filing Fee” means all filing costs related to the filing by the Parties in connection with the Transactions of any Notification and Report Forms with the FTC and the DOJ pursuant to the HSR Act.

“Indemnified Party” has the meaning in Section 5.3(a).

“Indemnifying Party” has the meaning in Section 5.3(a).

“Interim Balance Sheet” has the meaning set forth in Section 2.5(a).

“Interim Income Statement” has the meaning set forth in Section 2.5(a).

“Interim Financial Statements” has the meaning set forth in Section 2.5(a).

“Law” or “Laws” means any law, statute, ordinance, common law, rule, regulation, Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.

“Liability” shall mean all obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance.

“Listing” has the meaning set forth in Section 4.5(a).

“Listing Outside Date” has the meaning set forth in Section 4.7(a).

“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and lost profits).

“Management Agreement” means the Second Amended and Restated Management Agreement, by and among CMFT and CIM Real Estate Finance Management, LLC, dated March 24, 2023.

“Manager” means CIM Real Estate Finance Management, LLC, or any successor manager that is an Affiliate of CIM Group, L.P.

“Neutral Accountant” means a nationally recognized independent (as to CMFT, CIM Group Holdings and New OP) accounting firm mutually acceptable to CMFT and the CIM Contributor.

“Neutral Accountant Election” has the meaning set forth in Section 1.5(b)(iv).

“New OP” has the meaning set forth in the Preamble.

“New OP Class A LP Units” has the meaning set forth in the Recitals.

“New OP Class A-1 LP Units” means the Class A Limited Partnership Units designated as “Class A-1 Limited Partnership Units” pursuant to the New OP Limited Partnership Agreement.

“New OP Class A-1 Percentage” means 90.50%.

“New OP Class A-2 LP Units” means the Class A Limited Partnership Units designated as “Class A-2 Limited Partnership Units” pursuant to the New OP Limited Partnership Agreement.

“New OP Class A-2 Percentage” means 9.50%.

“New OP Class B LP Units” means the Class B Limited Partnership Units of New OP (as defined in the New OP Limited Partnership Agreement).

“New OP Limited Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of New OP, to be entered into at the Closing in the form of Exhibit B hereto, by and among CMFT and CIM Group Holdings.

“New OP LP Units” means, as of any given time, the limited partnership units of New OP (including, as of the date hereof, the New OP Class A LP Units and the New OP Class B LP Units).

“Nonparty” has the meaning set forth in Section 6.13.

“Non-CIM Owned Percentage” has the meaning set forth in Section 5.5(b).

“Opportunity Notice” has the meaning set forth in Section 4.8(a).

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Organizational Documents” means, with respect to any Person, such Person’s certificate of incorporation and by-laws or comparable governing documents.

“Outstanding New OP LP Unit Count” has the meaning set forth in Annex A.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Per Claim Amount” has the meaning set forth in Section 5.2(c).

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Post-Closing Matter” has the meaning set forth in Section 6.14(a).

“Post-Closing Representation” has the meaning set forth in Section 6.14(a).

“Pre-Closing Designated Persons” has the meaning set forth in Section 6.14(b).

“Pre-Closing Privileges” has the meaning set forth in Section 6.14(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Prior Company Counsel” has the meaning set forth in Section 6.14(a).

“Privileged Materials” has the meaning set forth in Section 6.14(c).

“Purchasing Entity” has the meaning set forth in Section 4.12(c).

“Recapitalization” has the meaning set forth in Section 4.7(a).

“Recapitalization Determination Notice” has the meaning set forth in Section 4.7(c).

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing in the form of Exhibit C hereto, by and among CIM Group Holdings and CMFT.

“Regulations” means the Federal Income Tax Regulations, including temporary or proposed regulations, issued under the Code, as amended and as hereafter amended from time to time.

“REIT” has the meaning set forth in Section 3.14(j).

“REIT Year” has the meaning set forth in Section 3.14(j).

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Repurchase Date” has the meaning set forth in Section 4.12(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Specified Interests” means the interests described in Section 4.13 of the CIM Disclosure Letter.

“Specified Losses” has the meaning set forth in Section 5.2(a)(iii) of the CIM Disclosure Letter.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Strategic Transaction” has the meaning set forth in Section 4.7(c).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. Notwithstanding the foregoing or anything to the contrary in this Agreement, for purposes of any representation made by the CIM Contributor hereunder with respect to “Subsidiaries” of the CIM Contributor or any of the Contributed Entities, or any obligation hereunder of the CIM Contributor to cause any of “Subsidiaries” of the CIM Contributor or any of the Contributed Entities to take (or to refrain from taking) any particular action, no investment fund, managed account, investment account, client account, co-investment vehicle, portfolio investment, portfolio company or other investment client or recipient of investment advisory, sub-advisory, management or other similar services (and no subsidiaries of any of the foregoing Persons) shall be deemed a “Subsidiary” of the CIM Contributor or any of the Contributed Entities.

“Tax” or “Taxes” means any taxes, including federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Receivable Agreement” means the Tax Receivable Agreement, to be entered into at the Closing in the form of Exhibit D hereto, by and among CIM Group Holdings and CMFT.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 5.3(b).

“Third Party Claim Expenses” has the meaning set forth in Section 5.3(b)(iv).

“Third Party Investment” has the meaning set forth in Section 4.6.

“Transaction Documents” means this Agreement, the New OP Limited Partnership Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Existing OP Limited Partnership Agreement, the CMFT Articles of Amendment, the CMFT Articles Supplementary and the CMFT Bylaws.

“Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 4.4(a).

EXHIBIT B

Form of New OP Limited Partnership Agreement

[Intentionally omitted.]

B-1

EXHIBIT C

Form of Registration Rights Agreement

[Intentionally omitted.]

C-1

EXHIBIT D

Form of Tax Receivable Agreement

[Intentionally omitted.]

D-1

EXHIBIT E

Form of Existing OP Limited Partnership Agreement

[Intentionally omitted.]

E-1

EXHIBIT F

Form of CMFT Articles Supplementary

[Intentionally omitted.]

F-1

EXHIBIT G

Form of CMFT Bylaws

[Intentionally omitted.]

G-1

EXHIBIT H

CMFT Pre-Closing Actions

1.

CMFT shall contribute and assign (a) 100% of its general partnership interest in Existing OP to New OP; and (b) 100% of its limited liability company interests in CRI REIT IV, LLC, a Delaware limited liability company and wholly-owned subsidiary of CMFT, to New OP.

2.	CMFT shall assign its right, title and interest in, to and under the Management Agreement to Existing OP.

3.

The CMFT Board shall determine that upon the consummation of the Transactions, CMFT will no longer meet the requirements to qualify as a REIT under Sections 856 through 860 of the Code, and set a Restriction Termination Date (as defined in the Charter) as of a time prior to the Closing, CMFT shall take any further necessary actions pursuant to such determination.

4.	CMFT shall file the CMFT Articles of Amendment followed by the CMFT Articles Supplementary with, and cause each to be accepted for record by, the Department.

5.

CMFT shall cause its Subsidiaries to transfer cash balances to CMFT prior to the Closing in an amount sufficient to pay CMFT’s unpaid dividends and other distributions that CMFT has declared prior to June 30, 2026 (together with any accrued interest and other fees).

H-1

ANNEX A

Earnout Definitions and Principles

Earnout Definitions:

“Earnout Period” means the period commencing on January 1, 2026 and expiring on the Earnout Period End Date.

“Earnout Period End Date” means December 31, 2028.

“Earnout Statement Deadline” means March 31, 2029.

“Earnout Target” means Fee-Related Revenues in the amount of $1,882,000,000, which is based on years 1-3 of “Gross Revenue from Asset Management Activities” in the Fee-Related Revenues Calculation.

“Fee-Related Revenues” means the Fee-Related Revenues calculated in a manner consistent with the “Gross Revenue from Asset Management Activities” in the Fee-Related Revenues Calculation. For the avoidance of doubt, any item or category of items that was included in “Gross Revenue from Asset Management Activities” for purposes of establishing the Earnout Target constitutes Fee-Related Revenues.

“Outstanding New OP LP Unit Count” means the total New OP LP Units issued and outstanding as of the Closing Date, after giving effect to any and all adjustments effected pursuant to Section 7.9 or 7.10 of the New OP Limited Partnership Agreement (including any adjustment to the New OP Class B LP Units pursuant to Section 7.9(a), Section 7.9(b) or Section 7.10(a) of the New OP Limited Partnership Agreement or any adjustment to the New OP Class A LP Units resulting from the application of the New OP Adjustment Factor (as defined in the New OP Limited Partnership Agreement) or the Adjustment Factor (as defined in the New OP Limited Partnership Agreement) or otherwise (in each case, without duplication)) (calculated on a fully grossed-up basis assuming the issuance of the applicable Earnout Amount was consummated prior to the Closing Date).

Earnout Principles:

Fee-Related Revenues include Management Fees, any acquired revenues that result in fee-related revenues post-acquisition (presented as Management Fees from Redeployment in the Fee-Related Revenues Calculation), Service Fees, Offering Related Fees, Incentive Fees/Allocations, Inv. in Owner Operator – FRE, Reimbursements.

Fee-Related Revenues are net of waivers, offsets, and rebates but not net of Subadvisor Fees, fundraising expenses or other similar costs of investor acquisition that are presented in Asset Management - Expenses in the Fee-Related Revenues Calculation.

Fee-Related Revenues do not include performance fees/allocations (i.e., carried interest) or investment income, which are presented as Performance Allocations, net, and Strategic Holdings, net, respectively, in the Fee-Related Revenues Calculation.

AA-1

For the avoidance of doubt, incentive fees/allocations crystallize on a periodic (e.g., quarterly, annual, etc.) basis typically using book income, and performance fees/allocations (i.e., carried interest) are based on the life of the applicable investment/fund and crystallize on a cash-on-cash basis.

Fee-Related Revenues are presented on a segment reporting basis typical of industry standards at the time of the transaction and consistent with the presentation in the Fee-Related Revenues Calculation.

Fee-Related Revenues from CIM Group Investments, LLC and its Subsidiaries and CMFT and its Subsidiaries will be calculated in a consistent manner as prior to the Closing Date which is consistent with the Fee-Related Revenues Calculation.

New revenue line items (including in respect of new business lines and/or segments) will be calculated and included in Fee-Related Revenues in a manner consistent with the other provisions of these Earnout Definitions and Principles.

AA-2

ANNEX B

Earnout Payment Schedule

Fee-Related Revenues	New OP Class A LP Units Issuable as Part of the Earnout Amount

Equal to or greater than 120% of the Earnout Target	3.75% of the Outstanding New OP LP Unit Count

Equal to at least 110% but less than 120% of the Earnout Target	3.00% of the Outstanding New OP LP Unit Count

Equal to at least 95% but less than 110% of the Earnout Target	2.50% of the Outstanding New OP LP Unit Count

Equal to at least 75% but less than 95% of the Earnout Target	1.25% of the Outstanding New OP LP Unit Count

BB-1